UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
VICTORY RENEWABLE FUELS, LLC
(Name of small business issuer in its charter)

Iowa	2860	20-2697625
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number
1348 Cleveland Ave.
Larchwood, Iowa 51241
(712) 477-2571
(Address and telephone number of principal executive offices and principal place of business)
Allen Blauwet
1348 Cleveland Ave.
Larchwood, Iowa 51241
(712) 477-2571
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
William E. Hanigan
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000,
Des Moines, Iowa 50309-2510
(515) 242-2400
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class	Maximum number of	Proposed maximum	Proposed maximum
of securities to be	units to be	offering price per	aggregate offering	Amount of
registered	registered	unit	price	registration fee
Membership Units	26,813	$1,000	$26,813,000	$2,869 (1)

(1)	Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2006, and Rule 457(o) of Regulation C.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

I-1

The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
Preliminary Prospectus
Dated May __, 2006
VICTORY RENEWABLE FUELS, LLC
an Iowa Limited Liability Company
[Effective Date]
The securities being offered by Victory Renewable Fuels, LLC are Limited Liability Company Membership Units

Minimum Offering Amount	$21,250,000	Minimum Number of Units	21,250
Maximum Offering Amount	$26,813,000	Maximum Number of Units	26,813
Offering Price: $1,000 per Unit
Minimum Purchase Requirement: Twenty Units ($20,000)
Additional Purchases in Increments of One (1) Unit
We are offering limited liability company membership units in Victory Renewable Fuels, LLC, a development stage Iowa limited liability company. We intend to use the offering proceeds to develop, construct and operate a 30 million gallon per year biodiesel manufacturing facility in Lyon County, Iowa. We estimate the total project, including operating capital, will cost approximately $50,000,000. We expect to use debt financing to complete the project capitalization.
We are offering the units for a purchase price of $1,000 per unit. The minimum purchase requirement is 20 units for a minimum investment of $20,000. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. Our units will not be listed on a national exchange, and are subject to restrictions on transfers imposed by our amended and restated operating agreement, as well as applicable tax and securities laws.
Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Frontier Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $21,250,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $21,937,000 to $27,500,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) the escrow agent provides an affidavit, as provided in the escrow agreement, to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
We are selling the units directly to investors on a best efforts basis without using an underwriter.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the “RISK FACTORS” section beginning on page 5. You should consider these risk factors before investing in us:
▪	Your investment in us will be an investment in illiquid securities;

▪	No public market or other market for the units now exists or is expected to develop;

▪	Our directors and officers will be selling our units without the use of an underwriter; and

▪	Our units will not be listed on a national exchange and are subject to restrictions on transfer.
 i

EXHIBITS
Articles of Organization	Appendix A
Amended and Restated Operating Agreement	Appendix B
Subscription Agreement	Appendix C
ii

PROSPECTUS SUMMARY
This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.
Victory Renewable Fuels, LLC
We are an Iowa limited liability company originally organized by filing articles of organization with the Iowa Secretary of State’s Office on April 19, 2005. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 1348 Cleveland Avenue, Larchwood, Iowa 51241. Our telephone number is (712) 477-2571.
We are a development-stage company with no prior operating history. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 30 million gallon per year biodiesel processing plant to be located in Lyon County, Iowa. We do not expect to generate any revenue until we begin operating the proposed biodiesel plant.
The Offering
The following is a brief summary of this offering:

Minimum number of units offered	21,250 units

Maximum number of units offered	26,813 units

Purchase price per unit	$1,000

Minimum purchase amount	20 units ($20,000)

Additional purchases	1 unit increments ($1,000)

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 30-million gallon per year biodiesel plant to be located in Lyon County, Iowa.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [one year following the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on or about the date that we sell the maximum number of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units and we may end the offering any time after we sell the minimum number of units and prior to [one year date]. If we sell the minimum number of units before the end of [one year date] we may continue to sell units, even after we release funds from escrow, up to the maximum number of units in this offering until [one year date]. In addition, if we abandon the project for any reason prior to [one year date], we will terminate the offering and return offering proceeds to investors including nominal interest on your investment less fees.

Units issued and outstanding if min. sold	23,960 units(1)

Units issued and outstanding if max. sold	29,523 units(1)

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.
We plan to register the offering only with the Iowa, Minnesota and South Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Minnesota and South Dakota. This limitation may result in the offering being unsuccessful. The directors and officers identified on page 5 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our directors and officers for these sales.
The Project
If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 30 million gallon per year biodiesel plant in Lyon County, Iowa. We expect the biodiesel plant to annually process approximately 160 million pounds of soybean oil and approximately 80 million pounds of animal fats and grease to produce approximately 30 million gallons of fuel-grade biodiesel per year. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators and many government vehicles. The National Biodiesel Board estimates that the United States consumes approximately 65 billion gallons of diesel fuel annually; however, in 2005 biodiesel constituted only 75 million gallons of this market. We also expect the biodiesel plant to annually produce approximately 31.5 million pounds of glycerin, which is a principal co-product of the biodiesel production process. Glycerin has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products. We estimate that it will take 10 to 12 months from closing the offering to complete the construction of the plant and begin operations. We anticipate plant operations beginning in the fall of 2007.
We have entered into non-binding letters of intent with Renewable Energy Group (“REG”) for the first two phases of construction, which include the initial engineering, design and contract to build the biodiesel plant. REG is a joint venture between West Central Cooperative of Ralston, Iowa, and Todd & Sargent, Inc. of Ames, Iowa. We expect to execute a definitive construction agreement with REG which will set forth in detail the design and construction services provided by REG. However, our letters of intent do not establish a fixed contract price for construction of our plant. Based on preliminary discussions with REG, we anticipate that the lump sum price will be approximately $38,675,000, which includes general process systems, the refinery process system and the animal fat process system. However, this is not a firm estimate and there is no assurance that the final negotiated price for design and construction of the plant will not be materially higher.
Our Financing Plan
We estimate the total project will cost approximately $50,000,000. We expect that the design and construction of the plant will cost approximately $38,675,000, with additional start-up and development costs of approximately $11,325,000. This is a preliminary estimate based primarily upon the experience of our anticipated general contractor, REG with other plants it has built. We expect our estimate to change as we continue to develop the project. We expect to capitalize our project using a combination of equity and debt to supplement our seed capital proceeds. We raised a total of $1,250,000 from our founding members and our private placement seed capital offering for the purpose of funding our developmental, organizational and offering expenses. We intend to raise a minimum of $21,250,000 and a maximum of $26,813,000 of additional equity in this offering. See “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION – Project Capitalization.”

[1]	Includes 2,290 of seed capital units and 420 of founder units currently issued and outstanding from our previous private placements.

Financial Information
We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
Membership in Victory Renewable Fuels, LLC and Our Amended and Restated Operating Agreement
If you purchase 20 or more of our units in this offering, you will become a member in Victory Renewable Fuels, LLC and your rights as a member will be governed by our amended and restated operating agreement. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the operating agreement, and electing future directors. Generally we will allocate our profits and losses based upon the ratio each member’s units bear to total units outstanding.
In the opinion of our counsel, we will be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income to unit holders. Our unit holders must then include that income in his or her taxable income.
The transfer of units is restricted by our amended and restated operating agreement, which, except in limited circumstances, does not allow unit transfers until the plant is operational. Once we are operational, certain unit transfers will be permitted. However, our units will not be listed on any national exchange and may not be readily traded due to certain restrictions imposed by tax and securities laws. Please see “SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT” and “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.”
Suitability of Investors
Investing in the units offered hereby involves a high degree of risk. Due to the high degree of risk, you cannot invest in this offering unless you meet the following suitability test: (1) You have annual income from all sources of at least $65,000 and a net worth of at least $65,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $150,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of directors reserves the right to reject any portion or all of your subscription for any reason, including if the board determines that the units are not a suitable investment for you. See “PLAN OF DISTRIBUTION – Suitability of Investors.”
Subscription Period and Procedures
The offering will end no later than [one year date]. If we sell the maximum number of units prior to [one year date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [one year date]. In addition, if we abandon the project for any reason prior to [one year date], we will terminate the offering and promptly return offering proceeds to investors, including nominal interest on your investment less fees. We may continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, if we sell the minimum number of units we may, in our sole discretion, determine that it is not necessary to offer the maximum number of available units for sale.
Before purchasing any units, you must read and complete the subscription and signature page of our amended and restated operating agreement, pay 10% of your total investment into our escrow account and sign a promissory note and security agreement for the 90% balance of the purchase price.

Once you have executed the subscription agreement, you will not be able to withdraw the funds from escrow, sell or transfer your units or otherwise cancel the subscription agreement. Any time after we sell the minimum aggregate offering amount of $21,250,000, we may give written demand for payment and you will have 30 days to pay the balance of the purchase price. If you fail to pay the balance of the purchase price, you will forfeit your 10% cash deposit and you will not be entitled to any ownership interest in Victory Renewable Fuels, LLC. If we acquire sufficient equity cash proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase. See “PLAN OF DISTRIBUTION – Subscription Period” and “PLAN OF DISTRIBUTION – Subscription Procedures.”
Escrow Procedures
Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Frontier Bank, Rock Rapids, Iowa, as escrow agent, under a written escrow agreement.
We will not release funds from the escrow account until specific conditions are satisfied. See “PLAN OF DISTRIBUTION – Escrow Procedures” for the conditions required of us before we release funds from escrow.
IMPORTANT NOTICES TO INVESTORS
This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 5 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:
•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks, and fluctuations in the prices of feedstock, utilities and biodiesel, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

•	We are very dependent on REG for the construction, design and technology for our plant and any loss of our relationships with REG may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our directors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of directors and officers; and

•	We may have to terminate the offering if we have not sold the minimum offering amount of $21,250,000 or we have not received a written debt financing commitment ranging from $21,937,000 to $27,500,000, which will be necessary to fully capitalize the project.
No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the subscribers of the securities.
These securities have not been registered under the securities laws of any state other than the states of Iowa, Minnesota and South Dakota and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states. The board of directors may in its sole discretion register in other states.
In making an investment decision, subscribers must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Subscribers should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units for the foreseeable future. Furthermore, state securities laws, tax laws, and our amended and restated operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions should contact us at (712) 477-2571, or at our business address: Victory Renewable Fuels, LLC, 1348 Cleveland Avenue, Larchwood, Iowa 51241. Also, you may contact any of the following directors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Allen (Shorty) Blauwet	Chairman, President and Director	(712) 477-2571
Roger Knoblock	Vice Chairman, Vice President, Treasurer and Director	(712) 473-2466
Lance Boer	Secretary and Director	(712) 478-4440
Clarence Boer	Director	(712) 470-2744
Kenneth Campbell	Director	(712) 753-2299
Larry Den Herder	Director	(712) 722-1662
Terry Knoblock	Director	(712) 478-4496
Bob Moser	Director	(712) 477-2704
Greg Popkes	Director	(712) 472-3969
Mike Snyders	Director	(605) 334-1459
Gary Vander Plaats	Director	(712) 722-6267
RISK FACTORS
The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
We may not be able to sell the minimum amount of units required to close this offering. We must sell at least $21,250,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $21,250,000 by [one year date], we cannot close the offering and must return subscribers’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of a subscriber’s investment, the subscriber would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year date].
We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Iowa, Minnesota and South Dakota. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Iowa, Minnesota and South Dakota. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience and our directors have no experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering. See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS – Business Experience of Directors and Officers .”
Proceeds of this offering are subject to promissory notes due after the offering is closed.
As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until enough of the promissory notes are paid off that the cash proceeds in escrow equal or exceed $21,250,000 and we have received a written debt financing commitment. The success of our offering will depend on the subscribers’ ability to pay the outstanding balances on these promissory notes. In order to become a member in Victory Renewable Fuels, LLC, each subscriber must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and execute a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $21,250,000. As collateral for the promissory note, we will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on his/her/its promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts.
Investors will not be allowed to withdraw their investments, meaning that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Victory Renewable Fuels, LLC. We do not anticipate making a rescission offer. This means that from the date of your subscription agreement through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Victory Renewable Fuels, LLC, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Victory Renewable Fuels, LLC and receive a cash payment from us.
Risks Related to Our Financing Plan
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our biodiesel plant, which would result in the failure of the project and Victory Renewable Fuels, LLC.
We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment that we deem sufficient to construct and operate the biodiesel plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Including the $1,250,000 we raised from our founding members and in our seed capital offering and depending on the level of equity raised in this offering, we expect to require approximately $21,937,000 to $27,500,000 in senior or subordinated long-term debt from one or more commercial banks or other lenders, incentives and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.
If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
In the event that we are unable to pay our debt service obligations, our creditors could force us among other things to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we are be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we could be forced to liquidate.
If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
If we sell the aggregate minimum number of units prior to [one year date] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Risks Related to Victory Renewable Fuels, LLC as a Development-Stage Company
We have no experience in the biodiesel industry, which increases the risk of our inability to build and operate the biodiesel plant.
We are a development-stage company with no revenues. We do not currently own or operate any biodiesel facilities. We have no experience in constructing or operating a biodiesel plant. We are presently, and will likely continue to be for some time, dependent upon our initial directors. These individuals have no experience in raising capital from the public, in organizing and building a biodiesel plant, or in governing and operating a public company. Our directors have no expertise in the biodiesel industry. In addition, certain directors are presently engaged in businesses and other activities that impose substantial demands on the time and attention of such directors. See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS — Business

Experience of Directors and Officers” for a summary of our directors’ and officers’ business activities. We anticipate that our executive officers will dedicate between 15 and 20 hours per week to our project. We anticipate that our other directors will dedicate between 4 hours and 20 hours per week to our project depending upon which committees they serve. We anticipate that we will hire a manager for the plant with experience in the biodiesel industry and in operating a production plant similar to the proposed plant. However, there is no assurance that we will be successful in attracting or retaining such an individual because of the competitive market as new plants are constructed and the limited number of individuals with expertise in the area. In addition, we may have difficulty in attracting other competent personnel to relocate to Iowa in the event that such personnel are not available locally. Our failure to attract and retain such individuals could limit or eliminate any profit that we might make and could result in our failure. If Victory Renewable Fuels, LLC fails, you could lose all or a substantial part of your investment in us. Accordingly, you should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.
We will be dependent on REG and its partners, West Central Cooperative and Todd & Sargent, Inc. for expertise in the commencement of operations in the biodiesel industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
We have entered into non-binding letters of intent with Renewable Energy Group (REG) for the first two stages of construction, and we expect to enter into a definitive construction agreement with REG to design, engineer and build the plant. REG is a joint venture between West Central Cooperative of Ralston, Iowa and Todd & Sargent, Inc. of Ames, Iowa. West Central Cooperative is a farmer-owned cooperative that specializes in soy processing operations, including the manufacture and sale of biodiesel and procurement of feedstock. In addition, we expect to contract with West Central Cooperative for management, feedstock procurement and marketing services for our plant. Todd & Sargent, Inc. is an engineering and construction firm specializing in ag-processing. Any loss of these relationships with REG or its affiliates, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. In addition, REG’s involvement in other projects could delay the commencement and start-up operations of our project. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and may significantly damage our competitive position in the biodiesel industry such that you could lose some or all of your investment.
If we fail to finalize certain agreements such as the construction agreement with REG or the management agreement with West Central Cooperative or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
You should be aware that this prospectus refers to documents and agreements that are not yet final or executed and to plans that have not been implemented. In some instances, such documents and agreements are not even in draft form. The definitive versions of those agreements, documents, plans and proposals may contain terms or conditions that vary significantly from the terms and conditions described. The agreements, documents, plans and proposals not in final form may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
We expect our business to consist of the production and sales of biodiesel and its co-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sale of biodiesel and its co-products since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
For the period of April 19, 2005 through February 28, 2006, we incurred an accumulated net loss of $307,688 or $406.99 per unit. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate a biodiesel plant. Even if we successfully meet all of these objectives and begin operations at the biodiesel plant, there is no assurance that we will be able to operate profitably.

Your investment may decline in value due to decisions made by our initial board of directors, and until no later than 90 days after financial closing your only recourse to replace these directors will be through amendment to our operating agreement.
Our amended and restated operating agreement provides that the initial board of directors will serve until the first annual or special meeting of the members which shall be called no later than 90 days after financing closing. If our project suffers delays in reaching financial closing, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish. In addition, because our amended and restated operating agreement provides that our board of directors will serve staggered terms, our members will not be able to replace the entire board at one time. As such, your ability to change the board of directors will be limited.
Risks Related to Construction of the Biodiesel Plant
We will depend on key suppliers, whose failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
We do not currently own or operate any biodiesel facilities. We have no experience in constructing a biodiesel plant. We will be highly dependent upon REG to design and build the plant, but we have no definitive binding agreement with REG for these services. We have entered into non-binding letters of intent with REG for various design and construction services. REG has indicated its intention to deliver to us a proposed construction agreement, in which it would serve as our general contractor and provide design and engineering services. However, we cannot provide assurance that we will execute such an agreement. If we do not execute a definitive, binding design-build contract with REG, or if REG terminates its relationship with us after it initiates construction, there is no assurance that we will be able to obtain a replacement general contractor. Any such event could force us to abandon our business.
We expect that we will also be highly dependent upon REG’s experience and ability to train personnel in operating the plant. If the completed plant does not operate to the level anticipated by us in our business plan, we will rely on REG to adequately address such deficiency. There is no assurance that REG will be able to address such deficiency in an acceptable manner. Failure to do so could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.
We will be highly dependent upon West Central Cooperative to manage our plant, procure our inputs and market our products. If West Central Cooperative does not perform its obligations as agreed, we may be unable to specifically enforce our agreement. Our reliance on West Central Cooperative may place us at a competitive disadvantage.
Crown Iron Works, of Minneapolis, MN, is a supplier of oilseed extraction and refining equipment. We are attempting negotiate an arrangement, but currently do not have an agreement with Crown Iron Works and cannot provide assurance that we will execute such an agreement. If our negotiations with Crown Iron Works do not result in an equipment contract, our project could be delayed which could damage our ability to generate revenues and reduce the value of your units.
We may need to increase cost estimates for construction of the biodiesel plant, and such increases could result in devaluation of our units if the biodiesel plant construction requires additional capital.
We have entered into non-binding letters of intent with REG for the first two phases of construction, which include the initial engineering, design and contract to build the biodiesel plant. We expect to execute a definitive construction agreement with REG which will set forth in detail the design and construction services provided by REG. However, our letters of intent do not establish a fixed contract price for construction of our plant. Based on preliminary discussions with REG, we have determined our capital needs on a design for the plant that is expected to cost approximately $38,675,000 with additional start-up and development costs of approximately $11,325,000 for a total project completion cost of approximately $50,000,000. However, our letters of intent do not establish a fixed contract price; rather, the estimated cost of the plant is based on our preliminary discussions with REG.

Therefore, there is no assurance that the final cost of the plant will not be materially higher than anticipated. There may be design changes or cost overruns associated with the construction of the plant. Shortages of steel or other materials necessary to construction could affect the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue may not be sufficient to support the increased cost and expense attributable to increased construction costs.
Failure of the production technology or a third party claim of ownership of the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.
We will be highly dependent upon the technology supplied by REG for our biodiesel plant. Failure of the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units. An assertion by a third party as to the rights to the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.
Changes in production technology could require us to commit resources to updating the biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or to operate at a profit.
Advances and changes in the technology of biodiesel production are expected to occur. Such advances and changes may make our biodiesel production technology less desirable or obsolete. The plant is a single-purpose entity and has no use other than the production of biodiesel and co-products. Much of the cost of the plant is attributable to the cost of production technology, which may be impractical or impossible to update. The value of your investment could decline if changes in technology cause us to operate the plant at less than full capacity for an extended period of time or cause us to abandon our business.
Any delay or unanticipated cost in providing rail infrastructure to the plant could significantly impact our ability to operate the plant and reduce the value of your investment.
Rail service is available near the proposed site from the Burlington Northern Santa Fe Railway (BNSF Railway). However, to access BNSF Railway services, a rail spur will need to be built to connect rail service with the proposed site. We have not negotiated agreements for the construction of rail sidings, rail ladder tracks or other rail construction. Increased costs for rail access or a delay in obtaining rail access could significantly impact our ability to operate the plant since we expect to ship a portion of our biodiesel by rail. As a result, the value of your investment could decline.
The plant site may have unknown environmental problems that could be expensive and time-consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
We have acquired an option for a potential site for the plant located in Lyon County, Iowa. Given the historical agricultural use of the property we have no reason to believe that there is a material risk of environmental problems. However, there can be no assurance that we will not encounter hazardous conditions at the site or any alternative sites that may delay the construction of the plant. We do not anticipate REG will be responsible for any hazardous conditions encountered at the site. Upon encountering a hazardous condition, REG may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, REG will likely be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.

Risks Related to Biodiesel Industry
New plants under construction or decreases in the demand for biodiesel may result in excess production capacity which could impact our ability to operate profitably.
The biodiesel manufacturing industry is experiencing rapid growth. In 2005, approximately 75 million gallons of biodiesel were produced in the United States. However, many biodiesel plants do not operate at full capacity and the National Biodiesel Board estimates the current dedicated biodiesel production capacity of these plants is about 395 million gallons per year. Further, current plant construction and expansion are expected to result in another 714 million gallons of annual biodiesel production capacity, for total annual production capacity of 1.1 billion gallons. Assuming 2% biodiesel blend, there is potential demand for approximately one billion gallons of biodiesel annually based upon current domestic diesel fuel consumption of 65 billion gallons per year. However, if biodiesel production capacity continues to expand at its current pace, excess capacity may result.
Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel. Biodiesel production at our plant will require significant amounts of soybean oil and other inputs. We do not have any long-term commitments to acquire soybean oil and other inputs for biodiesel production at our plant. If overproduction of biodiesel occurs, we will face increased competition for inputs which means we may be either unable to acquire the inputs that we need or unable to acquire them at profitable prices. In addition, if excess capacity occurs, we may also be unable to market our products at profitable prices. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Any decrease in the price at which we can sell our biodiesel will negatively impact our future revenues. Increased expenses and decreased sales prices for biodiesel may result in less income, which would decrease our revenues and result in the loss of some or all of your investment.
The biodiesel industry is becoming increasingly competitive and we expect to compete with larger, better financed entities which could impact our ability to operate profitably.
Commodity groups in the Midwest and the enactment of favorable federal and state legislation have encouraged the construction of biodiesel plants, and there are numerous other entities considering the construction of biodiesel plants. Nationally, the biodiesel industry may become more competitive given the substantial construction and expansion that is occurring in the industry. In April 2006, the National Biodiesel Board estimated there were 65 active plants with an annual production capacity of 395 million gallons and planned expansions to eight of these plants. In addition, there are another 50 plants under construction and 36 plants in various stages of planning and development. Biodiesel plants are operating or have been proposed in at least 41 states.
Currently, there are 4 operating biodiesel plants in Iowa. At least 11 other companies have proposed plants in Iowa, including plans by Western Iowa Energy, LLC for a 30 million gallon plant near Wall Lake, Iowa; Central Iowa Energy, LLC for a 30 million gallon plant near Newton, Iowa; Southern Iowa BioEnergy LLC for a 30 million gallon plant near Lamoni, Iowa; Iowa Renewable Energy, LLC, for a 30 million gallon plant near Washington, Iowa; and Western Dubuque Biodiesel, LLC, for a 30 million gallon plant near Farley, Iowa. In addition, investors should understand that we face a competitive challenge from larger biodiesel plants and from biodiesel plants owned and operated by the companies that supply our inputs. Cargill, Inc., a large supplier of soybean oil, is constructing a 37.5 million gallon plant in Iowa Falls, Iowa, which is scheduled to begin production in May 2006. Another large corporation and supplier of soybean oil, Archer Daniels Midland Co. plans to construct an 85 million gallon plant in North Dakota. These plants will be capable of producing greater quantities of biodiesel than the amount we will produce. Furthermore, these plants may not face the same competition we do for inputs as the companies that own them are suppliers of the inputs. In light of such competition, there is no assurance that we will be able to compete effectively in the industry. We may generate less income as a result, which would decrease the value of your units.
We face substantially different risks in the biodiesel industry than do ethanol manufacturers, and you should not base your decision to invest in us upon any perceived favorable analogies.
The ethanol industry enjoys over 4 billion gallons of annual domestic demand and a vast existing production, marketing, and transportation network servicing the demand. Conversely, in 2005, the biodiesel industry supplied only approximately 75 million gallons of fuel for domestic consumption. The entire diesel fuel market constitutes only about one-third of the gasoline market as a whole. Fifty-six percent of the diesel market is the trucking industry. Acceptance of biodiesel by consumers has been slow, and the biodiesel industry has faced opposition from the trucking industry and others in regard to legislative mandates for its use. In addition, the present marketing and transportation network must expand significantly before our biodiesel plant begins production.

For example, biodiesel is often not readily available at pumps in fuel service stations. Therefore, we may be unable to market our biodiesel profitably.
In addition, we face a substantially different market than do ethanol producers for the supply of raw material. Manufacturers of ethanol often purchase raw grains directly from producers, which presents an almost unlimited supply from thousands of corn growers. We intend to purchase only raw or partially refined oils and fats from a very limited number of suppliers. Accordingly, we may be unable to obtain the necessary supply of raw materials and may be unable to operate at profitable levels.
The ethanol industry has historically enjoyed substantially more governmental support than the biodiesel industry on both the federal and state levels. Although the Energy Policy Act of 2005 enacted or extended certain tax credits for the biodiesel industry, such incentives had been previously available to the ethanol industry. In addition, various states offer other ethanol production subsidies which may make ethanol production more profitable. These and other differences between the ethanol industry and our industry make risk and investment comparisons between the two industries unreliable. You should base your decision to invest in us upon the factors affecting us and not upon the ethanol industry’s experiences.
Risks Related to Biodiesel Production
Declines in the prices of biodiesel and its co-products will have a significant negative impact on our financial performance and the value of your investment.
Our revenues will be greatly affected by the price at which we can sell our biodiesel and its co-products, i.e., glycerin. These prices can be volatile as a result of a number of factors over which we have no control. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. The total production of biodiesel continues to rapidly expand at this time. Demand may not rise to meet the increase in supply, and increased production of biodiesel may lead to lower prices. Any lowering of biodiesel prices may reduce our revenues, causing a reduction in the value of your investment.
In addition, increased biodiesel production will likely also lead to increased supplies of co-products from the production of biodiesel, such as glycerin, which may lead to lower prices for our co-products. Glycerin prices in Europe have already declined over the last several years due to increased biodiesel production and saturation of the glycerin market. Those increased supplies could outpace demand in the United States as well, which would lead to lower prices for our co-products. Increased expenses and decreased sales prices for our products may result in less income, which would decrease our revenues and result in the loss of some or all of your investment.
Competition from other sources of fuel may decrease the demand for our biodiesel.
Although the price of diesel fuel has increased over the last several years and continues to rise, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If diesel prices do not continue to increase or a new fuel is developed to compete with biodiesel, it may be difficult to market our biodiesel, which could result in the loss of some or all of your investment.
Our business is sensitive to feedstock prices. Changes in the prices and availability of our feedstock may hinder our ability to generate revenue and reduce the value of your investment.
Our results of operations and financial condition will be significantly affected by the cost and supply of feedstock. Biodiesel production at our plant will require significant amounts of feedstock. Changes in the price and supply of feedstock are subject to and determined by market forces over which we have no control. Because there is little or no correlation between the price of feedstock and the price of biodiesel, we cannot pass along increased feedstock prices to our biodiesel customers. As a result, increased feedstock prices may result in decreased revenues. If we experience a sustained period of high feedstock prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

We anticipate that our biodiesel plant will process primarily soybean oil and possibly, animal fats and other vegetable oils, and the cost of feedstock will represent approximately 70%-90% of our cost of production. Historically, the price of soybean oil has been volatile, the Chicago Board of Trade soybean oil futures have traded between $0.10 and $0.41 per pound within the last three years. Soybean prices may also be affected by other market sectors because soybeans are comprised of 80% protein meal used and only 20% oil. Soybean oil is a co-product of processing, or “crushing,” soybeans for protein meal used for livestock feed. Currently, soybean crush capacity is concentrated among four companies, Cargill, Inc., Bunge, ADM and Ag Processing Inc., which represent more than 80% of crushing operations in the United States. Of these companies, both Cargill and ADM are constructing or are planning to construct biodiesel plants and we expect to compete with them and other plants for feedstock origination. Competition for raw soy oil, animal fats and other feedstock may increase our cost of feedstock and harm our financial performance and the value of your investment. If we are unable to obtain adequate quantities of feedstock at economical prices, you may lose your entire investment in us.
Our reliance upon third parties for feedstock supply may hinder our ability to profitably produce our biodiesel.
In addition to being dependent upon the availability and price of feedstock supply, we will be dependent on relationships with third parties, including feedstock suppliers. We do not anticipate building a soy crushing facility to supply our own raw soy oil or feedstock. Therefore, we must be successful in establishing feedstock agreements with third parties. To date, we have no binding commitments from anyone to supply our feedstock. We anticipate entering into a feedstock procurement agreement with West Central Cooperative. However, we may not be able to execute an agreement with West Central Cooperative on favorable terms. Although West Central Cooperative produces its own raw soy oil, it consumes this raw soy oil in its own biodiesel manufacturing facility. West Central Cooperative anticipates acquiring our feedstock from third parties. Assuming that we can establish feedstock relationships, our suppliers may terminate those relationships, sell to other buyers, or enter into the biodiesel manufacturing business in competition with us. Our suppliers may not perform their obligations as agreed, and we may be unable to specifically enforce our agreements.
We may engage in hedging transactions which involve risks that can harm our business.
Once the plant is operational, we will be exposed to market risk from changes in commodity prices. Exposure to commodity price risk results from our dependence on soybean oil in the biodiesel production process. We may seek to minimize the risks from fluctuations in the prices of soybean oil through the use of hedging instruments. Hedging means protecting the price at which we buy feedstock and the price at which we will sell our products in the future. The effectiveness of our hedging strategies is dependent upon the cost of soybean oil and our ability to sell sufficient amounts of our products to use all of the soybean oil for which we have futures contracts. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high soybean oil prices. Alternatively, we may choose not to engage in hedging transactions. As a result, our results of operations and financial conditions may also be adversely affected during periods in which soybean oil prices increase.
Hedging activities themselves can result in increased costs because price movements in soybean oil contracts are highly volatile and are influenced by many factors that are beyond our control. There are several variables that could affect the extent to which our derivative instruments are impacted by price fluctuations in the cost of soybean oil. However, it is likely that commodity cash prices will have the greatest impact on the derivatives instruments with delivery dates nearest the current cash price. We may incur such costs and they may be significant.
Asian soybean rust and other plant diseases may decrease our ability to obtain a sufficient feedstock supply.
Our feedstock supply is highly dependent upon the availability and price of soybeans. Asian soybean rust is a plant fungus that attacks certain plants including soybean plants. Asian soybean rust is abundant in certain areas of South America, and its presence in the United States was recently confirmed. Left untreated, it can reduce soybean harvests by as much as 80%. Although it can be killed with chemicals, the treatment increases production costs for farmers by approximately 20%. Increases in production costs and reduced soybean supplies could cause the price of soybeans to rise and increase the cost of soybean oil as a feedstock to our plant. Such increase in cost would increase the cost of producing our biodiesel and decrease our revenue from operations.

We will be dependent on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
We do not intend to have a sales force of our own to market our biodiesel and glycerin. We expect to contract with a third party to market our biodiesel and glycerin. As a result, we will be dependent on whomever we contract with to market our biodiesel and glycerin. We anticipate entering into an agreement with West Central Cooperative to market our products, but we have no definitive agreement at this time. We may not be able to enter into a contract with West Central Cooperative or any other biodiesel or glycerin broker on acceptable terms. If the biodiesel or glycerin broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biodiesel we produce, we will not have any readily available means to sell our biodiesel. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our biodiesel and glycerin products may result in less income from sales, reducing our revenue, which could lower the value of your investment.
Concerns about fuel quality may impact our ability to successfully market our biodiesel.
Industry standards impose quality specifications for biodiesel fuel. Actual or perceived problems with quality control in the industry may lead to a lack of consumer confidence in the product and hinder our ability to successfully market our biodiesel. For example, a batch of biodiesel that failed to meet industry specifications in Minnesota recently resulted in a 10-day emergency variance from the state’s 2% biodiesel requirement in order to allow for time to fix the problem. Although industry representatives attributed the problem to start-up glitches in the state’s new biodiesel plants, similar quality control issues could result in a decrease in demand for our product, which could lower the value of your investment.
Cold weather may cause biodiesel to gel, which could have an adverse impact on our ability to successfully market our biodiesel.
The pour point for a fuel is the temperature at which the flow of the fuel stops. A lower pour point means the fuel is more flowable in cold weather. The pour point of 100% soy-based biodiesel is approximately 27ºF to 30ºF. The pour point for tallow-based biodiesel is approximately 61ºF. The pour point for No. 2 petroleum diesel fuel, the non-biodiesel fuel currently used in machines, is approximately -30ºF. When diesel is mixed with soy-based biodiesel to make a 2% biodiesel blend, the pour point is -25ºF. Therefore, we believe we will need to blend soy-based biodiesel and animal fat-based biodiesel with petroleum diesel in order to provide a biodiesel product that will have an acceptable pour point in cold weather. Generally, biodiesel that is used in blends of 2% to 20% is expected to provide an acceptable pour point for colder markets comparable to the No. 2 petroleum diesel pour point. In colder temperatures, lower blends are recommended to avoid fuel system plugging. This may cause the demand for our biodiesel in northern markets to diminish during the colder months.
The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. At low temperatures, fuel may need to be stored in a heated building or heated storage tanks. This may result in a decrease in demand for our product in colder climates due to increased storage costs.
Automobile manufacturers and other industry groups have expressed reservations regarding the use of biodiesel, which could negatively impact our ability to market our biodiesel.
Because it is a relatively new product, the research on biodiesel use in automobiles and its effect on the environment is ongoing. Some industry groups, including the World Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on rubber components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.
The trucking industry opposed the imposition of Minnesota’s 2% biodiesel requirement, citing concerns regarding fuel expense and lack of infrastructure necessary to implement the requirement. Such concerns may result in opposition to similar proposed legislation in other states in the future and may negatively impact our ability to market our biodiesel.

In addition, studies have shown that nitrogen oxide emissions increase by 10% when pure biodiesel is used. Nitrogen oxide is the chief contributor to ozone or smog. New engine technology is available and is being implemented to eliminate this problem. However, these emissions may decrease the appeal of our product to environmental groups and agencies who have been historic supporters of the biodiesel industry, which may result in our inability to market our biodiesel.
Competition from other diesel fuel lubricity additives for ultra low sulfur diesel may be a less expensive alternative to our biodiesel, which would cause us to lose market share and reduce the value of your investment.
The Environmental Protection Agency (EPA) has issued regulations to reduce the amount of sulfur in diesel fuel in order to improve air quality. These regulations affect all diesel fuel that will be made available for retail sale beginning in October 2006. The removal of sulfur from diesel fuel also reduces its lubricity which must be corrected with fuel additives, such as biodiesel which has inherent lubricating properties. Our biodiesel plant is expected to compete with producers of other diesel additives made from raw materials other than soybean oil having similar lubricity values as biodiesel, such as petroleum-based lubricity additives. Many major oil companies produce these petroleum-based lubricity additives and strongly favor their use because they may be used in lower concentrations than biodiesel. In addition, much of the infrastructure in place is for petroleum-based additives. As a result, petroleum-based additives may be more cost-effective than biodiesel. Therefore, it may be difficult to market our biodiesel as a lubricity additive, which could result in the loss of some or all of your investment.
Risks Related to Regulation and Governmental Action
Loss of favorable tax benefits for biodiesel production could hinder our ability to operate at a profit and reduce the value of your investment in us.
Although the biodiesel industry has grown with few state or federal incentives, the incentives that do exist could be repealed at any time. On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004, which created biodiesel tax credits. Although the biodiesel mixture credit and the biodiesel fuels credit were extended by the Energy Policy Act of 2005, they are set to expire on December 31, 2008. These tax incentives for the biodiesel industry may not continue, or, if they continue, the incentives may not be at the same level. The elimination or reduction of tax incentives to the biodiesel industry could reduce the market for biodiesel, which could reduce prices and revenues by making it more costly or difficult to produce and sell biodiesel. This could result in the failure of our business and the potential loss of some or all of your investment.
A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
We may be subject to extensive air, water and other environmental regulations and may need to obtain a number of environmental permits to construct and operate the plant. In addition, biodiesel producers are required to satisfy the fuel quality standards of the EPA. We have not applied for any of these permits, but we anticipate we will do so before beginning construction. We do not anticipate a problem receiving all required environmental permits. However, if for any reason we are unable to obtain any of these permits, construction costs for the plant may increase or we may not be able to construct the plant at all. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the proper time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and result in the loss of some or all of your investment.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Investors in this offering will experience immediate and substantial dilution as a result of this offering.
Our founding members and seed capital investors paid substantially less per unit for our membership units than the current public offering price. In addition, our founding members paid less per unit than our seed capital investors and the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (21,250) at the public offering price of $1,000 per unit, you will incur immediate dilution of $92.56 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (26,813) at the public offering price of $1,000 per unit, you will incur immediate dilution of $75.12 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
The units are subject to substantial transfer restrictions pursuant to our amended and restated operating agreement and applicable tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time.
There is no assurance that an investor will receive cash distributions which means an investor could receive little or no return on his or her investment.
Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our amended and restated operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS — Distributions.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
The units are unsecured equity interests in Victory Renewable Fuels and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.

Risks Related to Tax Issues
Each prospective member should consult his or her own tax advisor concerning the impact that his or her participation in the company may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her participation in this offering
Internal Revenue Service (IRS) classification of the Victory Renewable Fuels, LLC as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
We are an Iowa limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS determines that we should be taxed as a corporation rather than as a partnership, we will be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit will be reflected only on our tax returns and will not be passed through to the holders of the units. If we are taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends will not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS-Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our unit holders.
The IRS may classify your investment as a passive activity, resulting in your inability to deduct losses associated with your investment.
If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the IRS will classify your interest in us as a passive activity. If an investor is either an individual or a closely-held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our members.
The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

If 5% or more of our units are held by pass through entities such as limited liability companies or partnerships we may need to change our fiscal year.
The IRS requires companies in which 5% or more of their ownership is held by pass through entities, such as limited liability companies or partnerships, to have a calendar tax year. We do not currently have a calendar tax year. Therefore, if we meet the 5% threshold, we may have to change our tax year.
Risks Related to Conflicts of Interest
Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
Our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.
We may have conflicts of interest with REG or West Central Cooperative, which may cause difficulty in enforcing claims against REG or West Central Cooperative.
We expect that one or more employees or associates of REG or West Central Cooperative will advise our directors in the construction, management and operations of our facility. We anticipate REG or West Central Cooperative to continue to be involved in substantially all material aspects of our formation and operations. There is no assurance that our arrangements with such parties are as favorable to us as could have been if obtained from unaffiliated third parties. In addition, because of the extensive roles that REG and West Central Cooperative will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against REG or West Central Cooperative. Such conflicts of interest may reduce our profitability and the value of our units and could result in reduced distributions to investors.
REG and West Central Cooperative or their affiliates may also have conflicts of interest because employees or agents of REG and West Central Cooperative or their affiliates are involved as owners, creditors and in other capacities with other biodiesel plants in the United States. We cannot require REG or West Central Cooperative to devote their full time or attention to our activities. West Central Cooperative or REG may put their own interests or our competitors’ interests ahead of ours. As a result, REG and West Central Cooperative may have conflicts of interest in allocating personnel, materials and other resources to our biodiesel plant.
The board of directors will not have independent directors as defined by the North American Securities Administrators Association (NASAA). The NASAA definition of independent director provides that any director who has helped promote, develop or found a company such as ours is not independent. Accordingly, independent directors have not and will not approve the contracts with REG and West Central Cooperative, since there are none at this time. The directors have an adverse interest to that of REG and West Central Cooperative, because of the directors’ investment interest in the plant. Therefore, because the directors’ investment interest is directly adverse to the interest of REG and West Central Cooperative, the adverse interest constitutes sufficient protection to justify the lack of independence.
We have a conflict of interest with Roger Knoblock, one of our directors and members.
Frontier Bank will act as our escrow agent under the terms of the escrow agreement dated May 15, 2006. Roger Knoblock our vice-president, treasurer, director and initial member also sits on the board of directors for Frontier Bank. The terms of the escrow agreement may or may not be as favorable to us as those generally available from unaffiliated third parties.
We may have a conflict of interest with the Knoblock Family.
We have entered into an option agreement on a proposed site for the biodiesel plant with Thadd D. Knoblock, Wendy S. Knoblock, Trent L. Knoblock, Heather M. Knoblock, Troy J. Knoblock, Donna M. Knoblock, Travis R. Knoblock and Kathy S. Knoblock (together “the Knoblocks”) for the purchase of approximately 32 acres of property located 1 mile east of County Road K30 and 1 mile south of County Road A26. Thadd D. Knoblock,

Trent L. Knoblock, Troy J. Knoblock and Travis R. Knoblock are Roger Knoblock’s sons. Roger Knoblock is a director of Victory Renewable Fuels, LLC as well as the treasurer and vice-chairman of the Board. We paid Roger Knoblock’s family members a total of $1,000 for the option. If we exercise the option we will pay the Knoblocks $5,000 per acre for their land. The option expires on December 31, 2006. The terms of the option agreement may or may not be as favorable to us as those generally available from unaffiliated third parties.
FORWARD-LOOKING STATEMENTS
Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:
•	the availability and adequacy of our cash flow to meet our requirements, including repayment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the biodiesel, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the biodiesel industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements to complete the project based upon information we received from our anticipated design-builder REG, and not based on perceived market value, book value, or other established criteria. Once we estimated our project costs, we approximated that between 45% and 55% of the total project cost is the amount of capital we would need to raise in this offering based upon the debt to equity ratios lenders typically require for projects similar to ours. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of sales to our founding members and our recent private placement offering price in determining an appropriate public offering price per unit. Although we believe the information we have utilized in determining our offering price provides a reasonable basis for our offering price, our offering price was not determined based upon an independent valuation of our units or any scientific criteria for determining the value and price of the units.

Therefore, the units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
As of February 28, 2006, we had 2,710 outstanding units. We sold 420 units to our founding members for $250 per unit and 2,290 units to our seed capital investors for $500 per unit. The units, as of February 28, 2006, had a net tangible book value of $919,690.00 or $339.37 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $1,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $567.49 per unit in the pro forma net tangible book value of their units if the minimum number of units is sold at a price of $1,000 per unit, and an increase of at least $585.51 per unit if the maximum number of units is sold at a price of $1,000 per unit after offering expenses. Purchasers of units in this offering will realize an immediate dilution of at least $93.14 per unit in the net tangible book value of their units if the minimum number of units is sold at a price of $1,000 per unit after offering expenses, and a decrease of at least $75.59 per unit after offering expenses if the maximum number of units is sold at a price of $1,000 per unit.
An investor purchasing units in this offering will receive units diluted by the prior purchase of units by our founding members and seed capital members. We have sold units to our founding members and seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after February 28, 2006.

	Minimum	Maximum
	21,250	26,813
Pro forma net tangible book value per unit at February 28, 2006	$339.37	$339.37
Increase in pro forma net tangible book value per unit attributable to the sale of 21,250 (minimum) and 26,813 (maximum) units at $1,000 per unit(1)	$568.07	$585.51
Net tangible book value per unit at February 28, 2006, as adjusted for the sale of units	$907.44	$924.88
Dilution per unit to new investors in this offering	$(92.56)	$(75.12)

(1)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $21,250,000 and maximum offering amount of $26,813,000 and after offering expenses of approximately $450,000 and other intangibles are subtracted from the proceeds.
We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of existing investors’ units.

The tables below set forth as of February 28, 2006, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum		Maximum
	Number	Percent	Number	Percent

Existing unit holders	2,710	11.3%	2,710	9.2%
New investors	21,250	88.7%	26,813	90.8%

Total	23,960	100.0%	29,523	100.0%

	Minimum Offering Amount			Maximum Offering Amount
	Sold in this Offering			Sold in this Offering
	Amount	Percent	Average	Amount	Percent	Average

Existing unit holders	$1,250,000	5.55%	$461.25	$1,250,000	4.45%	$461.25
New investors	$21,250,000	94.45%	$1,000.00	$26,813,000	95.55%	$1,000.00

Total	$22,500,000	100.00%	$939.65	$28,063,000	100.00%	$950.55

CAPITALIZATION
We have issued a total of 420 units to our founding members at a price of $250 per unit and 2,290 units to our seed capital investors and founding members at a price of $500 per unit, for total unit proceeds of $1,250,000. If we sell the minimum number of units offered for $21,250,000, we will have raised total membership proceeds of $22,500,000, less all prior operating and offering expenses. If we sell the maximum number of units for $26,813,000, we will have raised total membership proceeds of $28,063,000 after this offering, less all prior operating and offering expenses.
Capitalization Table
The following table sets forth our capitalization at February 28, 2006, on an actual and pro forma basis to reflect the units offered in this offering.

		Pro Forma
	Actual	Minimum	Maximum
Unit holders’ equity:
Seed capital units	1,241,255	22,491,255	28,054,255
Accumulated deficit	(307,688)	(307,688)	(307,688)
Deferred offering costs	(13,877)	(13,877)	(13,877)

Total unit holder’s equity	919,690	22,169,690	27,732,690
Less offering costs (2)		427,378	427,378

Total Capitalization (1)	$919,690	$21,724,312	$27,305,312

(1)	In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately $21,937,000 to $27,500,000 less any grants or other financial assistance we may be awarded. Our estimated long-term debt requirements are based on REG’s experience with other similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar projects.

(2)	Excludes $8,745 previously recorded against offering costs and the 13,877 already being deferred.

Our seed capital private placement was conducted directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational expenses.
With respect to the issuance of securities sold under exemption from registration under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and did believe that each prospective investor was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Each purchaser represented to us in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend would be placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.
DISTRIBUTION POLICY
We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed biodiesel plant is operational, which is expected to occur approximately 10 — 12 months after we close the offering. After operation of the proposed biodiesel plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our unit holders in proportion to the units that each unit holder holds relative to the total number of units outstanding. “Net cash flow” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.
SELECTED FINANCIAL DATA
The following table summarizes important condensed financial information from our February 28, 2006 unaudited financial statements and our November 30, 2005 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

	From Inception	From Inception
	(April 19, 2005) to	(April 19, 2005) to
	February 28, 2006	November 30,
	(Unaudited)	2005 (Audited)
Statement of Operations Data:
Revenue	$—	$—
Operating expenses:
Professional and consulting fees	287,866	65,051
General and administrative	34,573	34,523

	322,439	99,574
Other income	14,751	5,000

Net Loss	$(307,688)	$(94,574)

	February 28, 2006	November 30,
	(Unaudited)	2005 (Audited)
Balance Sheet Data:
Assets:
Cash and equivalents	$1,020,644	$5,339
Grant receivable	5,000	5,000
Prepaid expenses	10,000	14,995
Deferred offering costs	13,877	6,828

Total Assets	$1,049,521	$32,162

Liabilities and members’ equity:
Current liabilities	$115,954	$4,236
Total members’ equity	$933,567	$27,926

Total liabilities and members’ equity	$1,049,521	$32,162

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
We were formed as an Iowa limited liability company on April 19, 2005, for the purpose of constructing and operating a plant to produce biodiesel and its co-products in Lyon County, Iowa in northwest Iowa. We do not expect to generate any revenue until the plant is completely constructed and operational.
We had a feasibility study prepared by Ascendant Partners, Inc. for a fee of $35,000. We entered into a Phase 1 Services Agreement with REG on May 10, 2005 for preliminary engineering design services and made a down payment of $50,000 to REG. We proceeded with our seed capital offering at the end of 2005. The funds from our seed capital offering and the funds from our founding members provided the resources to engage consultants and pay legal, accounting and other incidental expenses incurred in the start-up phase.
We entered into a Phase 2 statement of intent with REG on January 20, 2006 for $300,000 due in installments, which includes negotiating design development documents defining the concepts developed in the Phase 1 agreement, creating a design build construction schedule, determining a final contract price, and assisting with permitting and presentation of a completed plan to potential investors and lenders. We are nearing completion of the Phase 2 Services Agreement with REG.
We have identified a potential site for the plant in Lyon County, Iowa. We have entered into a real estate option agreement with Thadd D. Knoblock, Wendy S. Knoblock, Trent L. Knoblock, Heather M. Knoblock, Troy J. Knoblock, Donna M. Knoblock, Travis R. Knoblock and Kathy S. Knoblock (together “the Knoblocks”), for the purchase of approximately 32 acres of property located one mile east of County Road K30 and one mile south of County Road A26 in Lyon County, Iowa. We paid the Knoblocks $1,000 for the option. If we exercise the option, the agreement provides that we will pay $5,000 per acre for the purchase of the site. Thadd D. Knoblock, Trent L. Knoblock, Troy J. Knoblock and Travis R. Knoblock are sons of Roger Knoblock a member of our board of directors and our treasurer and vice chairman. The term of the option expires on December 31, 2006. Our board of directors plans to continue to identify potential sites and reserves the right to choose a different site location in its sole discretion.
According to the National Biodiesel Board, the biodiesel manufacturing industry is experiencing rapid growth. New plant construction or decreases in demand for biodiesel may result in excess production capacity which could have an impact upon our ability to operate profitably. Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel, which means that we may be unable to acquire the inputs needed or be unable to acquire the inputs at a profitable price. In addition, if the excess capacity occurs, we may be unable to market our products at profitable prices.

Moreover, the biodiesel industry is becoming increasingly competitive and we will compete with larger, better financed entities who supply their own inputs which could impact our ability to operate profitably. This means there is no assurance we will be able to compete effectively in the industry. As a result of the increased growth and competition in the industry, we may generate less income which would decrease the value of your units.
Plan of Operations Until Start-Up of Biodiesel Plant
We are an Iowa limited liability company originally organized on April 19, 2005 by filing our articles of organization with the Iowa Secretary of State.
We are a development-stage company with no prior operating history. However, we have raised funds from our founding members and from seed capital offering of $1,250,000. We used a portion of these funds to finance our federally registered offering, pay Ascendant Partners, Inc. $35,000 to do a formal feasibility study; pay REG $350,000 for its services to date; pay our project coordinator for his services and obtain an option to purchase real estate for $1,000.
We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our $1,250,000 in seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need an additional $48,750,000 to complete the project.
We continually update our business plan to assess the profitability of our project. The following is a preliminary schedule listing the steps we expect to take in site acquisition and development; and plant construction and start-up. A delay in any part of this preliminary schedule may cause a delay in project completion.
May– July 2006
•	Update business plan to assess the profitability of our project;

•	Prepare marketing campaign for offering;

•	Continue to investigate plant sites;

•	Preliminary contact with lenders for debt financing;

•	Complete agreements for water, electricity, gas and sewer services; and

•	Begin discussions with BNSF Railway to establish rail access.
We currently have funds available to complete the above items from our seed capital offering proceeds. We have not reached any agreements for water, electricity or gas nor have we received cost estimates for the provision of these utilities.
August–October 2006
•	Make a down payment to REG;

•	Finalize management contract with West Central Cooperative;

•	Enter into real estate purchase agreement for the site;

•	Obtain construction and environmental permits;

•	Enter into a construction contract with REG;

•	Enter into construction contracts with local contractor as approved by REG;

•	Recruit and retain first key employees;

•	Establish web site and public information as needed;

•	Secure debt financing; and

•	Continue developing business procedures and capabilities.
We expect to negotiate with West Central Cooperative for a management contract. Funding for our key initiatives in this quarter will be dependent upon the successful completion of this offering and securing debt financing for our project. After we have met the conditions to release funds from escrow in this offering, we anticipate entering into a construction services agreement with REG. We anticipate paying REG a payment of $3,250,000 under this agreement. This agreement secures a place in the construction timetable of REG, provides down payments on orders of process equipment, and provides for detailed engineering drawings. Until we are able to enter into the construction services agreement we will not be able to secure a spot in REG’s construction timetable. REG will not establish a construction schedule for us until such payment is made. Depending on the construction schedule of REG, we anticipate beginning site preparation, basic concrete work, construction of buildings using the REG designs and supervision shortly after entering into the agreement. Delays in construction materials, such as steel, may delay our construction schedule. We have not obtained construction and environmental permits. Any delay in obtaining these permits could significantly delay our construction schedule.
November 2006 – January 2007
•	Begin construction of plant;

•	Schedule and provide for utility hook ups;

•	Work with West Central Cooperative on acquiring feedstocks;

•	Begin to schedule oil and chemicals supplies; and

•	Provide appropriate public information.
Funding for this phase is dependent upon obtaining sufficient equity funding in this offering and obtaining adequate debt financing. We anticipate that REG will provide design drawings and we will undertake construction as we are able under their supervision. We expect that the utility extensions will be constructed during this period. If construction is delayed, the acquisition of feedstocks, methanol and chemicals may also be delayed.
February – April 2007
•	Continue construction of plant;

•	Complete utility hook-ups;

•	Recruit, acquire, and train staff as needed;

•	Provide appropriate public information;

•	Begin testing plant components;

•	Obtain supplies of feedstocks and chemicals as needed;

•	Review markets with West Central Cooperative; and

•	Equip lab and train staff for quality testing.
The funding for this phase is dependent upon obtaining sufficient equity financing in this offering and obtaining sufficient debt financing to carry out our business plan. During this quarter, we expect construction to continue and the utilities to be connected to the plant. In addition, and depending upon how complete the construction is, we anticipate the first employees being hired for the plant and West Central Cooperative’s training of the employees to begin. We also anticipate, in this phase, that feedstock and chemical supplies will be located and pre-marketing of our products will begin.
May – August 2007
•	Complete testing of processes and do first pilot run;

•	Recruit and train the balance of staff needed;

•	Bring in supplies of oil and chemicals; and

•	Begin production and shipment of product to customer.
The funding for this phase is dependent upon obtaining sufficient equity funding in this offering and obtaining sufficient debt financing to carry out our business plan.
Project capitalization
We raised $1,250,000 from our founding members and in our seed capital offering. We will not close this offering until we have raised the minimum offering amount of $21,250,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $21,250,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $21,937,000 to a maximum of $27,500,000 depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that REG, and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing.
We also do not expect to hold the equity funds indefinitely in an interest-bearing account while we seek another debt financing source because it is possible that REG would not be willing to renew its letters of intent with us until we had secured a debt financing source. If we failed to find a new debt financing source and REG refused a renewal or extension of its letters of intent with us, we would expect to return your investment with any accrued interest after deducting operating expenses. Please refer to the section of the prospectus entitled, “RISK FACTORS – Risks Related to Our Financing Plan,” for a discussion of the risks involved in project capitalization.
Site acquisition and development
During and after the offering, we expect to continue working principally on the preliminary design and development of our proposed biodiesel plant, the acquisition and development of the proposed plant site in Lyon County, Iowa, obtaining the necessary construction permits, beginning dirt work on the proposed site, identifying potential sources of debt financing and negotiating the feedstock procurement, biodiesel and glycerin marketing, utility and other contracts. We plan to fund these activities and initiatives using the $1,250,000 of founder and seed capital proceeds. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering or otherwise obtain other funds, we may need to discontinue operations.
We have an option to purchase approximately 32 acres on a site located in Lyon County, Iowa approximately one mile east of County Road K30 and one mile south of County Road A26. The land has been devoted to agriculture but we have not obtained an environmental site assessment on the property so we can not assure you that we will not encounter hazardous conditions at the site which would delay our project. The board reserves the right to investigate additional plant sites and choose an alternative site in its sole discretion.
Plant construction and start-up of plant operations
We expect to complete construction of the proposed plant and commence operations approximately 10 to 12 months after closing the offering. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute final contracts concerning the construction of the plant, provision of necessary water, natural gas and other power sources; feedstock procurement agreements and marketing agreements; for biodiesel and glycerin. Assuming the successful completion of this offering and our obtaining necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $38,675,000 to construct the plant and an additional $11,325,000 in other capital expenditures, start-up costs, working capital and interest to complete the project, make the plant operational and produce revenue.
Employees and consultants
We currently do not have any full-time employees. We expect to hire approximately 28 full-time employees as we prepare for and commence plant operations.
We have entered into a consulting agreement with Ag Visions Enterprises, LLC, owned by Jim and Becky Venner to assist us with site selection, negotiation of local and state incentive packages, preparation of a business plan, preparation of a financial plan, negotiation of various contracts, planning equity marketing efforts, securing debt financing, and educating local lenders and preparation of a bankers’ book. We will pay Ag Visions Enterprises, LLC $100 per hour not to exceed $6,000 per month. Secretarial work is billed at a rate of $25 per hour. In addition we agreed to reimburse Ag Visions Enterprises, LLC for reasonable expenses and travel time at a rate of $45 per hour. We additionally agreed to obtain reasonable insurance coverage for the benefit of Ag Visions Enterprises, LLC for injuries sustained while performing services under the consulting agreement.
Recent private placement to raise seed capital
In 2005 we sold 420 of our membership units to our founding members at a price of $250 per unit and through February 2006, we sold a total of 2,290 of our membership units to our seed capital investors at a price of $500 per unit. Together we raised aggregate proceeds of $1,250,000. We determined the offering price per unit of $250 to our founding members and $500 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit based upon the differences in risk and the stage of development of our project at the time of investment.
Liquidity and Capital Resources
As of February 28, 2006, we had total assets of $1,049,521 consisting primarily of cash and equivalents. As of February 28, 2006, we had current liabilities of $115,954 consisting of our accounts payable. From our inception through February 28, 2006, we have an accumulated deficit of $307,688. Total liabilities and members’ equity as of February 28, 2006, was $1,049,521. Since our inception, we have generated no revenue from operations.
Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $50,000,000. We raised $1,250,000 from our founding members and in our seed capital offering. In addition, we are seeking to raise a minimum of $21,250,000 and a maximum of $26,813,000 of equity in this offering. Including the $1,250,000 we raised from our founding members and in our seed capital offering, and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of $21,937,000 to a maximum of $27,500,000.
We hope to obtain the senior bank loan from a major bank, perhaps with participating loans from other banks, to construct the proposed biodiesel plant. We expect the senior loan will be a construction loan secured by all of our real property, receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender. However, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could have less favorable terms and could require us to issue warrants. Such less favorable terms or the issuance of warrants could reduce the value of our units.
We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing.

Completion of the project relies entirely on our ability to attract these loans and close on this offering.
Trends and Uncertainties That May Affect Management’s Plan of Operation
Growth and Increased Competition in the Biodiesel Industry
According to the National Biodiesel Board, the biodiesel manufacturing industry is experiencing rapid growth. In 2005, approximately 75 million gallons of biodiesel were produced in the United States. According to the National Biodiesel Board, the 2005 biodiesel production was three times higher than biodiesel production in 2004. However, many biodiesel plants did not operate at full capacity. The National Biodiesel Board estimates the current dedicated biodiesel production capacity of these plants is about 395 million gallons per year. Further, current plant construction and expansion are expected to result in another 714 million gallons of annual biodiesel production capacity, for total annual production capacity of 1.1 billion gallons. Assuming 2% biodiesel blend, there is potential demand for approximately one billion gallons of biodiesel annually based upon current domestic diesel fuel consumption of 65 billion gallons per year. However, if biodiesel production capacity continues to expand at its current pace, excess capacity may result.
Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel. Biodiesel production at our plant will require significant amounts of soybean oil and other inputs. We do not have any long-term commitments to acquire soybean oil and other inputs for biodiesel production at our plant. If overproduction of biodiesel occurs, we will face increased competition for inputs which means that we may be unable to acquire the inputs that we need at profitable prices or at all. In addition, if excess capacity occurs, we may also be unable to market our products at profitable prices. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Any decrease in the price at which we can sell our biodiesel will negatively impact our future revenues. Increased expenses and decreased sales prices for biodiesel may result in less income, which would decrease our revenues and result in the loss of some or all of your investment.
Additionally, commodity groups in the Midwest and the enactment of favorable federal and state legislation have encouraged the construction of biodiesel plants, and there are numerous other entities considering the construction of biodiesel plants. The biodiesel industry may become more competitive given the substantial construction and expansion that is occurring in the industry. In May 2006, the National Biodiesel Board estimated there were 65 active plants, with another 50 plants and eight expansions in construction and 36 plants in various stages of planning and development. Biodiesel plants are operating or have been proposed in at least 41 states. Currently, there are four operating biodiesel plants in Iowa. At least 11 other companies have proposed plants in Iowa, including plans by Western Iowa Energy, LLC for a 30 million gallon plant near Wall Lake, Iowa, Central Iowa Energy, LLC for a 30 million gallon plant near Newton, Iowa, and Southern Iowa BioEnergy, LLC for a 30 million gallon plant near Lamoni, Iowa.
Investors should understand that we face a competitive challenge from larger biodiesel plants and from biodiesel plants owned and operated by the companies that supply our inputs. Cargill, Inc., a large supplier of soybean oil, is constructing a 37.5 million gallon plant in Iowa Falls, Iowa, which is scheduled to begin production in May of 2006. Another large corporation and supplier of soybean oil, Archer Daniels Midland Co. plans to construct an 85 million gallon plant in North Dakota. These plants will be capable of producing significantly greater quantities of biodiesel than the amount we will produce. Furthermore, these plants may not face the same competition we do for inputs as the companies that own them are suppliers of the inputs. In light of such competition, there is no assurance that we will be able to compete effectively in the industry. We may generate less income as a result, which would decrease the value of your units.
Competition from other sources of fuel may adversely affect our ability to market our biodiesel.
Although the price of diesel fuel has increased over the last several years and continues to rise, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If diesel prices do not continue to increase or a new fuel is developed to compete with biodiesel, it may be difficult to market our biodiesel, which could result in the loss of some or all of your investment.

Critical Accounting Estimates
Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is reasonably possible that this estimate may change in the near term.
Off-Balance Sheet Arrangements.
We do not have any off-balance sheet arrangements.
Grants, Government Programs and Tax Increment Financing
Currently, there are limited numbers of grants, loans and forgivable loan programs available to biodiesel producers. We anticipate applying for those programs that are available. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction of the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans. We have applied for the following grants:
Iowa Agriculture Innovation Center
We applied for and were awarded a $5,000 matching grant from the Iowa Agriculture Innovation Center. Under the terms of the grant, the Iowa Agriculture Innovation Center provided us $5,000 for reimbursement of payments made for completion of our feasibility study.
Iowa Soybean Association
We have been approved for a $5,000 matching grant from the Iowa Soybean Association. Under the terms of the grant, the Iowa Soybean Association will provide us with $5,000 which can be used for feasibility studies, marketing research, business plans, marketing plans, and marketing implementation. The funds may not be used for equipment, buildings or other tangible assets, grant writing, expenses related to project investment or project creation expenses such as analysis of various business structures.
Value Added Agricultural Products and Processes Financial Assistance (VAAPFAP)
We applied for a VAAPFAP Grant from the Iowa Department of Economic Development. Under the terms of the grant, the Iowa Department of Economic Development would provides us with up to $400,000 for reimbursement of payments made or expenses incurred on behalf of our project for business planning and consulting services.
Small Agri-biodiesel Producer Tax Credit
Producers with an annual production capacity of 60 million gallons or less are eligible to receive a credit of 10 cents per gallon for up to 15 million gallons of agri-biodiesel produced. The agri-biodiesel must (1) be sold by such producer to another person: (A) for use by such other person in the production of a qualified biodiesel mixture in such person’s trade or business (other than casual off-farm production); (B) for use by such other person as a fuel in a trade or business; or (C) who sells such agri-biodiesel at retail to another person and places such agri-biodiesel in the fuel tank of such other person; or (2) be used or sold by the producer for any of the foregoing purposes. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. We anticipate that our plant will produce 30 million gallons of biodiesel annually and, therefore, we expect to be eligible for the credit.

ESTIMATED SOURCES OF FUNDS
The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 21,250	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$21,250,000	42.5%
Seed Capital Proceeds	$1,250,000	2.5%
Term Debt Financing, Grants and Incentives	$27,500,000	55.0%

Total Sources of Funds	$50,000,000	100.0%

	If 23,750	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$23,750,000	47.5%
Seed Capital Proceeds	$1,250,000	2.5%
Term Debt Financing, Grants and Incentives	$25,000,000	50.0%

Total Sources of Funds	$50,000,000	100.0%

	Maximum 26,813	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$26,813,000	53.6%
Seed Capital Proceeds	$1,250,000	2.5%
Term Debt Financing, Grants and Incentives	$21,937,000	43.9%

Total Sources of Funds	$50,000,000	100.0%
ESTIMATED USE OF PROCEEDS
The gross proceeds from this offering, before deducting offering expenses, will be $21,250,000 if the minimum amount of equity offered is sold and $26,813,000 if the maximum number of units offered is sold for $1,000 per unit. We estimate the offering expenses to be approximately $450,000. Therefore, we estimate the net proceeds of the offering to be $20,800,000 if the minimum amount of equity is raised, and $26,363,000 if the maximum number of units offered is sold.

	Maximum Offering -	Minimum Offering -
	26,813	21,250
Offering Proceeds ($1,000 per unit)	$26,813,000	$21,250,000
Less Estimated Offering Expenses(1)	$450,000	$450,000

Net Proceeds from Offering	$26,363,000	$20,800,000

(1)	Actual SEC registration fee and other Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$2,869
Legal fees and expenses	75,000
Consulting Fees	100,000
Accounting fees	60,000

Blue Sky filing fees	3,300
Printing expenses	40,000
Advertising	150,000
Miscellaneous expenses	18,831

Total	$450,000
We intend to use the net proceeds of the offering to construct and commence operations of a 30 million gallon per year biodiesel plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $50,000,000. The total project cost is a preliminary estimate primarily based upon the experience of our anticipated general contractor, REG, with biodiesel plants similar to the plant we intend to construct and operate. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses.
The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

Use of Proceeds	Amount
Construction Costs:
General Process System	$24,650,000
Refinery Process System	$5,500,000
Animal Fat Process System	$5,500,000
Administrative Building	$650,000
Capitalized Interest	$500,000
Construction Contingency	$1,750,000
Construction Manager Fees	$125,000
Land and Site Cost	$1,125,000
Railroad	$775,000
Fire protection water supply	$1,400,000
Rolling stock	$125,000
Start up Costs:
Financing Costs	$300,000
Organizational Costs(1)	$1,250,000
Pre-production Period Costs	$350,000
Working Capital	$2,000,000
Inventory — Oil	$700,000
Inventory — Animal Fat	$450,000
Inventory — Chemicals and Ingredients	$75,000
Inventory — Work in Process – Biodiesel	$2,500,000
Inventory – Work in Process – Glycerin	$150,000
Inventory spare parts – process equip.	$125,000

TOTAL	$50,000,000

(1)	Includes estimated offering expenses of $450,000.

Plant Construction. The construction of the plant itself is by far the single largest expenditure at $38,675,000 (including the general process system, the refinery process system, the animal fat process system and associated costs). We have non-binding letters of intent with REG for the first two phases of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a binding definitive agreement for plant construction. Our letters of intent do not establish a fixed contract price and there is no guarantee that we will be able to enter into a definitive agreement with REG to design and build the plant at this price or at all.
Administration Building. We anticipate spending approximately $650,000 to build a light office administration building on the plant site.
Capitalized Interest. Capitalized interest consists of the interest we anticipate accruing during the development and construction period of our project. For purposes of estimating capitalized interest, we have assumed debt financing of approximately $25,000,000. We determined this amount of debt financing based upon an assumed equity amount of $23,750,000 and seed capital proceeds of $1,250,000 and an assumed interest rate of 7.5%. If any of these assumptions change, we will need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $500,000, based upon term debt of $25,000,000. Any change in our assumptions, including the amount of tax increment financing and/or debt financing we receive, could result in higher than estimated capitalized interest.
Construction Contingency. We project $1,750,000 for unanticipated expenditures in connection with the construction of our plant. We plan to use excess funds for our general working capital.
Land and Site Costs. If the plant is constructed at the site on which we have a purchase option in Lyon County, Iowa, we expect the cost to acquire and develop the site will be approximately $1,125,000. Site development primarily consists of site improvements such as dirt work and soil compaction, construction of utility infrastructure, hard surface roads and fencing, as well as maintenance, permitting, and construction management costs. We anticipate the cost of this site and all improvements, including rail, will be $1,900,000. Our board reserves the right to chose either this site or a completely different site, in its sole discretion, for any reason.
Rail Infrastructure and Rolling Stock. We anticipate rail improvements, such as siding and switches may need to be installed at the proposed site at an estimated cost of $775,000. We anticipate the need to purchase rolling stock at an estimated cost of $125,000.
Fire Protection/Water Supply. We anticipate spending $1,400,000 to equip the plant with adequate fire protection and water supply.
Financing Costs. Financing costs consist of all costs associated with the procurement of approximately $25,000,000 of debt financing. We have estimated our financing costs of $300,000 based upon this same level of term debt. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary depending on the amount we borrow.
Organizational Costs. We have budgeted $1,250,000 for developmental, organizational, legal, accounting and other costs associated with our organization and operation as an entity, including, but not limited to offering expenses of $450,000.
Pre-Production Period Costs and Inventory. We have budgeted $6,350,000 of pre-production period costs and inventory. These represent costs of beginning production after the plant construction is finished, but before we begin generating revenue. These costs include $1,225,000 of initial inventories of oil, poultry fat and other ingredients, our initial $2,650,000 of biodiesel and glycerin work in process inventories, $125,000 of spare parts for our process equipment and $2,000,000 of working capital.

DESCRIPTION OF BUSINESS
We are a newly formed, development-stage company that is not yet operational. We are an Iowa limited liability company formed by filing our articles of organization with the Iowa Secretary of State’s Office on April 19, 2005. We have not yet designed or developed any biodiesel facilities, and have not generated any revenues to date.
If we are able to capitalize the project as described in our financing plan above, we will use the offering proceeds to build and operate a 30 million gallon per year biodiesel plant that we anticipate will be located in Lyon County, Iowa. We expect the biodiesel plant to annually process approximately 160 million pounds of soybean oil and approximately 80 million pounds of animal fats and grease to produce approximately 30 million gallons of fuel-grade biodiesel and 31.5 million pounds of glycerin per year. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators and many government vehicles. According to the National Biodiesel Board the United States consumes approximately 65 billion gallons of diesel fuel annually; however, biodiesel currently constitutes 75 million gallons of this market. We expect the biodiesel plant to annually produce approximately 31.5 million pounds of glycerin, which is a principal co-product of the biodiesel production process. Glycerin has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products. We estimate that it will take 10 to 12 months from closing the offering to complete the construction of the plant and begin operations. We anticipate plant operations beginning in the fall of 2007.
Primary Product – Biodiesel
According to the National Biodiesel Board, biodiesel is a clean-burning alternative fuel produced from domestic, renewable resources for use in compression ignition (diesel) engines. Biodiesel is comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats. A chemical process called transesterification removes the free fatty acids from the base oil and creates the desired esters. Transesterification is the reaction of vegetable oil or animal fat with an alcohol, such as methanol or ethanol, in the presence of a catalyst. The process yields four products: mono-alkyl ester (biodiesel), glycerin, feed quality fat, and methanol, which can be used again in the process. Biodiesel can then be used in neat (pure) form, or blended with petroleum diesel. Biodiesel’s physical and chemical properties, as they relate to operations of diesel engines, are similar to petroleum-based diesel fuel. As a result, biodiesel may be used in most standard diesel engines without making any engine modifications.
We anticipate that our business will be the production and marketing of biodiesel and its primary co-product, glycerin. If we are unable to complete the construction and operation of the biodiesel plant, or if we are not able to market biodiesel and its co-product, we will not have any sources of revenue.
Co-products
Glycerin is the primary co-product of the biodiesel production process and equals approximately 10% of the quantity of biodiesel produced. Glycerin possesses a unique combination of physical and chemical properties that are used in a large variety of products. It is highly stable under typical storage conditions, compatible with a wide variety of other chemicals and comparatively non-toxic. Glycerin is an ingredient or processing aid in cosmetics, toiletries, personal care, pharmaceuticals and food products. In addition, new uses for glycerin are frequently being discovered and developed due to its versatility. We intend to market our glycerin. However, increased production of biodiesel may lead to an oversupply of glycerin and lower glycerin prices. This may affect the profitability of our business.
The Biodiesel Production Process
Most vegetable oil or animal fat can serve as a feedstock for biodiesel production. The majority of the biodiesel produced in the United States is derived from soybean oil because it is readily available in large quantities. Other feedstock currently used in biodiesel production includes corn oil, canola oil, waste frying oils and grease from the food service industry, and by-products from livestock processing such as tallow, yellow grease, and lard. Such feedstock consists almost entirely of triglyceride molecules that are made up of a glycerin “backbone” molecule attached to one, two or three fatty acid molecules.
Three basic processes have been successfully commercialized for biodiesel production:

1.	Base catalyzed transesterification of the oil;

2.	Direct acid catalyzed transesterification of the oil; and

3.	Conversion of the oil to fatty acids, and then to alkyl esters.
The majority of biodiesel is produced using the first process listed above, a base catalyzed reaction of the triglyceride feedstock with methanol. Compared to the other methods of producing biodiesel, we believe this is the most cost-effective method for the following reasons:
1.	It is a low temperature, low pressure chemical reaction;

2.	It yields a high conversion (98%) with minimal other reactions;

3.	It allows for the direct conversion to methyl ester with no intermediate steps; and

4.	No special construction materials are required.
Source: National Biodiesel Board
In the production of biodiesel, 100 pounds of vegetable oil or animal fat is reacted with 10 pounds of methanol in the presence of a catalyst (sodium or potassium hydroxide). The reaction yields approximately 100 pounds of methyl ester and 10 pounds of glycerin. The following flow chart illustrates management’s belief of the typical product yields per pound of feedstock input based upon the information provided above:
Information Source: National Biodiesel Board
According to the National Biodiesel Board, to produce the biodiesel, oil, an alcohol and a catalyst are pumped into a reactor. The oil or fat is then added. Heated by steam, the steam causes transesterification to take place in the reactor. The transesterified oil falls into a large horizontal decanter where heavy glycerin molecules and lighter methyl esters separate. The glycerin is then pumped from the bottom of the decanter and the methyl ester is pushed into a second reaction phase. This second reaction phase ensures that in excess of 99% of the oil is converted into methyl esters and glycerin.
The methyl ester is pumped into another tank, where diluted acid lowers its acidity to neutral. The neutralized methyl ester falls into a second horizontal decanter and again separation takes place. The tiny remaining amount of glycerin and the added acid water are pumped from the bottom of the decanter. The neutralized methyl ester is pushed to another tank and is washed with water. It then falls into another horizontal decanter where the heavy wash water falls to the bottom and the cleaned biodiesel is pushed out the top. The wash water is recycled into the acid dilution and reused.

The washed biodiesel is sent to a column where the excess water and alcohol are distilled out with heat from steam. The distilled biodiesel is cooled and filtered and ready for sale. The excess water and alcohol vapors are captured, rectified, distilled and recycled back into the process. The distilled water becomes wash water and the distilled alcohol returns to the beginning alcohol storage tank for reuse.
In order to prevent alcohol from escaping into the atmosphere, alcohol vapors not returned to the alcohol storage tank are forced into the water absorber or the oil absorber columns. These columns are attached to the incoming water storage tank or the incoming oil storage tank. Vacuum supplied to the columns draws the alcohol vapors through the packing designed to maximize the contact between oil or water and the vapor, thereby trapping the vapors in the water or oil for reuse in the process.
The biodiesel process is depicted in the following chart:
     Information Source: National Biodiesel Board
Feedstock
Supply
According to the National Biodiesel Board, it takes about 7.3 pounds of soybean oil to produce one gallon of biodiesel. Depending upon market conditions, we anticipate that our biodiesel plant will process approximately 240 million pounds (31.8 million gallons) of soybean oil and/or animal fats per year as the feedstock for its production process. We anticipate that West Central Cooperative will procure feedstock for our biodiesel plant pursuant to a management and operational services agreement. We expect the agreement will require West Central Cooperative to provide analysis and audit of feedstock suppliers, purchase feedstock meeting specifications and in adequate quantities to fill the production schedule of the facility, negotiate for discounts, and provide transportation, logistics, and scheduling of feedstock deliveries. However, we have not entered into a definitive agreement with West Central Cooperative to procure our feedstock and we may never do so. Even if we are able to enter into an agreement with West Central Cooperative, there is no assurance that the agreement will be on favorable terms. See also “RELATED PARTY TRANSACTIONS.”
There are a number of soybean processing plants located in Iowa that can supply soybean oil. In addition, oils and fats can be shipped in from many other locations in the United States. However, we have not entered into a definitive agreement for feedstock supply with any potential providers.
Costs
The cost of feedstock is the largest single component of the cost of biodiesel production, accounting for 75-80% of the overall cost of producing biodiesel. As a result, increased prices for feedstock greatly impact the biodiesel industry. Soybean oil is the most abundant oil feedstock available in the United States. The 20 year average price for soybean oil is approximately $0.21 per pound. However, we cannot be assured that the historical prices for oils and fats will continue into the future.
The following graph of historical vegetable oil and fats prices indicates recent increase in prices as well as the relationships between the various fats and oils that may be available to us:
U.S. Vegetable Oil and Fats Prices
Source: Economic Research Service, United States Department of Natural Resources

In addition, increased biodiesel production is likely to have an effect on the cost of soybean oil. The following graph forecasts the possible changes in the price per gallon of soybean oil depending upon the amount used for biodiesel production:
Projected Soybean Oil Prices as a Function of Soybean Oil Use for Biodiesel Production,
2004-2013 (2002 Dollars per Gallon)
Source: Energy Information Administration, Biodiesel Performance, Costs, and Use
Pretreatment Costs
Crude soybean oil and all animal fats need to be pretreated before being processed into biodiesel. Pretreatment takes crude soybean oil and any animal fat or grease, removes the impurities and prepares the feedstock to go through the biodiesel process. Some feedstock needs more treatment than others. For example, virgin soybean oil can be easier and cheaper to pretreat than turkey fat, and turkey fat can be easier and cheaper to pretreat than beef tallow. The cost of the process is driven by the structure of the feedstock and the impurities in the feedstock.
For soybean oil, the pretreatment process results in refined, bleached, and deodorized (RBD) oil. The price differential between RBD oil and crude soy oil is ordinarily $.05 per pound. This adds another $0.375 per gallon to the costs discussed above. We anticipate our processing plant will have pretreatment capabilities allowing us to purchase and process crude vegetable oil and many types of fat or grease.
Cold Flow
“Cold flow” refers to a fuel’s ability to flow easily at colder temperatures and is an important consideration in producing and blending biodiesel for use in colder climates. Because biodiesel has different cold flow properties depending on the type of feedstock used in its manufacture, cold flow also becomes a primary factor in determining the type of feedstock to use.
The pour point for a fuel is the temperature at which the flow of the fuel stops. Therefore, a lower pour point temperature means the fuel is more flowable in colder temperatures. The following table represents the pour points for different types of fuels:

Type of Fuel	Pour Point
Soy-based Biodiesel (B100)	30ºF
Tallow-based Biodiesel (B100)	61ºF
No. 2 Petro Diesel (B0)	-30ºF
B2 Soy Blend with No. 2 Diesel	-25ºF

To provide biodiesel with an acceptable pour point in cold weather, we will need to blend our biodiesel with petroleum based diesel. Generally, biodiesel that is used in blends of 2% to 20% will provide an acceptable pour point for the Iowa market. We expect that our anticipated marketer, West Central Cooperative, will sell our biodiesel throughout the nation. However, we have not entered into any agreements with West Central Cooperative to market our biodiesel. We may not ever enter into an agreement with West Central Cooperative or any agreement we do enter into with West Central Cooperative may not be on favorable terms to us. In colder temperatures, lower blends are recommended to avoid fuel system plugging. Cold flow additives can also be used seasonally to provide a higher level of cold weather protection, similar to the current practice with conventional diesel fuel. Demand for our biodiesel may diminish in colder climates and during the colder months as a result of cold flow concerns.
Forward Contracts
Due to fluctuations in the price and supply of feedstock, we intend to utilize forward contracting and hedging strategies to manage our commodity risk exposure and optimize finished product pricing and supply. We intend to do this to help guard against price and supply movements that often occur in the soybean oil markets. Hedging means protecting the price at which we buy feedstock and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuations. The effectiveness of such hedging activities is dependent upon, among other things, the cost of feedstock and our ability to sell sufficient amounts of biodiesel and glycerin. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in feedstock contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant. The market for soybean oil trades 18 months into the future. The animal grease market has no futures trade. However, there is a quoting system through the USDA that provides for price discovery for animal grease. There is not enough volume of biodiesel produced to currently justify a futures market. As such, there is no spot biodiesel price, making current price discovery limited. We expect to enter into an agreement with West Central Cooperative to assist us in procuring our inputs. However, we have not entered into any agreement with West Central Cooperative and any agreement we do enter into may not be on favorable terms to us.
Biodiesel Markets
Biodiesel is primarily used as fuel for compression ignition (diesel) engines. It is produced using renewable resources and provides environmental advantages over petroleum-based diesel fuel, such as reduced vehicle emissions. Our ability to market our biodiesel will be heavily dependent upon the price of petroleum-based diesel fuel as compared to the price of biodiesel, in addition to the availability of economic incentives to produce biodiesel.
Wholesale Market / Biodiesel Marketers
The wholesale market includes selling biodiesel directly to fuel blenders or through biodiesel marketers. Fuel blenders purchase neat (B100) biodiesel from biodiesel production plants, mix it with regular diesel fuel according to specifications, and deliver a final product to retailers.
There are very few wholesale biodiesel marketers in the United States. Two examples are World Energy in Chelsea, Massachusetts and West Central Cooperative in Ralston, Iowa. These companies use their existing marketing relationships to market the biodiesel of individual plants to end users for a fee. We anticipate entering into an agreement with West Central Cooperative to market our biodiesel, but we have no definitive agreement at this time. There is no assurance that we will be able to enter into contracts with West Central Cooperative or any other biodiesel broker on acceptable terms.

Retail
The retail market consists of biodiesel distribution primarily through fueling stations to transport trucks and jobbers who supply farmers, maritime customers and home heating oil users. Retail level distributors include oil companies, independent station owners, marinas and railroad operators. However, the biodiesel retail market is still in its very early stages as compared to other types of fuel. The present marketing and transportation network must expand significantly in order for our company to effectively market our biodiesel. The following map prepared by the National Biodiesel Board represents the biodiesel retailers in the United States with the exception of Alaska and Hawaii:
Government/Public Sector
The government has increased its use of biodiesel since the implementation of the Energy Policy Act (EPACT) of 1992, amended in 1998, which authorized federal, state and public agencies to use biodiesel to meet the alternative fuel vehicle requirements of EPACT. Although it is possible that individual plants could sell directly to various government entities, it is unlikely our plant could successfully market our biodiesel through such channels. Government entities have very long sales cycles based on the intricacies of their decision making and budgetary processes.
General Demand
Biodiesel has received attention from consumers and policymakers in recent years for several reasons. Biodiesel is made from renewable sources and provides environmental benefits over petroleum diesel, including reduced emissions of carbon dioxide, carbon monoxide, particulate matter, and sulfur. In addition, a 1998 study by the US Department of Energy and the US Department of Agriculture found that biodiesel has a positive energy balance: for every 3.2 units of energy produced, only 1.0 unit of energy is consumed in the production process. Biodiesel mixes easily with diesel fuel at rates between 2% and 100%, and it improves the lubricity of petroleum based diesel fuel at levels as low as 2%. The increased lubricity reduces the friction of petroleum based diesel fuel and may result in longer equipment life and protection of fuel injectors.
However, the biodiesel industry is still relatively new and unknown when compared to the ethanol industry. The US consumes 120 billion gallons of gasoline and 65 billion gallons of diesel fuel annually. While the ethanol industry’s capacity is currently more than 4 billion gallons of ethanol each year, the biodiesel industry produced only approximately 75 million gallons of biodiesel in 2005, which constitutes a small part of the US diesel fuel market. The National Biodiesel Board estimates that the current dedicated biodiesel production capacity is about 395 million gallons per year; however, many plants do not currently operate at full capacity. The National Biodiesel Board estimates that production capacity could increase by 714 million gallons between April 2006 and October 2007.
Several factors may result in an increase in biodiesel demand. The EPA Low Sulfur Diesel Mandate seeks to reduce sulfur emissions through regulations that take effect over the next several years. Because low-sulfur diesel and ultra-low-sulfur diesel have lubricity problems, biodiesel may be a more attractive alternative to satisfying the requirements of the mandate. However, EPA regulations are subject to change. If the program was postponed, cancelled, or suspended, or if waiver of the mandate requirements were allowed, future biodiesel demand may be less than expected.
In August 2005, the Energy Policy Act of 2005 was signed into law. The law contains the Renewable Fuels Standard (RFS), which mandates that 7.5 billion gallons of renewable fuels, including biodiesel, be used annually by 2012. The RFS may result in an increased demand for biodiesel. However, 2004 ethanol production was over 3 billion gallons, and the current capacity is over 5 billion gallons per year. As a result, the mandates of the RFS may be met substantially by ethanol and have a much smaller impact on the biodiesel industry.
Biodiesel Pricing
The availability of historical pricing information for biodiesel is limited. The US Department of Energy Alternative Fuels Data Center publishes the Clean Cities Alternative Fuel Price Report, which reports data collected from cities involved in the Clean Cities program.
For September 2005, the agency reported the nationwide average price for diesel fuel to be $2.81 per gallon. Average biodiesel prices reported by the participating cities varied depending on the blend. B20 had an average price of $2.91 per gallon, B2-B5 was $2.81 per gallon, and B99-B100 cost $3.40 per gallon. The following chart compares the historical national average prices per gallon of diesel fuel with the median prices of biodiesel that were reported:
Historical B20 and Diesel Price Estimates in the U.S. (Includes Taxes)
Information Source: US Department of Energy Alternative Fuels Data Center, Clean Cities Alternative Fuel Price Report

Federal Biodiesel Supports
The Energy Policy Act of 2005, and the Bio Energy Program and Jobs Bill have established the groundwork for biodiesel market development. This legislation may lead to increased demand for biodiesel in the United States over the next 10 years.
Renewable Fuels Standard
The Energy Policy Act of 2005 creates the RFS, which mandates that 7.5 billion gallons of renewable fuels be used annually by 2012. The standard starts at 4 billion gallons in 2006 and increases to 7.5 billion gallons in 2012. Under the legislation, the EPA is directed to promulgate regulations that ensure the applicable volumes of renewable fuels are sold in the United States each year. The RFS may result in an increased demand for biodiesel. However, in 2004, ethanol production totaled more than 3 billion gallons, and the current ethanol production capacity is over 5 billion gallons per year. As a result, the mandates of the RFS may be met by ethanol and thus have a much smaller impact on the biodiesel industry.
Bioenergy Program
The Bioenergy Program was created to promote sustained increases in bioenergy production and related industrial agricultural commodities, as well as to help improve the environment through the production and use of cleaner burning fuels. This has been the most instrumental program in developing the biodiesel industry. Under the program, the USDA makes payments through the Commodity Credit Corporation to eligible producers to encourage increased purchases of eligible commodities for the purpose of expanding production of bioenergy and supporting new production capacity. This program is set to expire on September 30, 2006. The grants available under the program may not continue beyond their scheduled expiration date or, if they do continue, they may not be at the same level. It is unlikely we will be able to take advantage of the Bioenergy Program if it is not renewed.
Biodiesel Tax Credit
The American Jobs Creation Act of 2004 created the Volumetric Ethanol Excise Tax Credit (“VEETC”) for biodiesel. VEETC provides a tax credit of $1.00 per gallon for agri-biodiesel or biodiesel derived solely from crude soybean oils, including esters derived from crude soybean vegetable oils from corn, soybeans, sunflower seeds, cottonseeds, canola, crambo, rapeseeds, safflowers, flaxseeds, rice bran, and mustard seeds, and from animal fats and a tax credit of $0.50 per gallon for non agri-biodiesel blended with petroleum diesel. VEETC may be claimed in both taxable and nontaxable markets, including exempt fleet fuel programs and off-road diesel markets. The effect of VEETC will be to streamline the use of biodiesel and encourage petroleum blenders to blend biodiesel as far upstream as possible, which under the RFS or Minnesota’s 2% volume requirement, will allow more biodiesel to be used in the marketplace. VEETC also streamlines the tax refund system for below-the-rack blenders to allow a tax refund of the biodiesel tax credit on each gallon of biodiesel blended with diesel (dyed or undyed) to be paid within 20 days of blending. VEETC was originally set to expire in 2006, but was extended through December 31, 2008 by the Energy Policy Act of 2005.
State Legislation
Several states are currently researching and considering legislation to increase the amount of biodiesel used and produced in their states. However, Minnesota is the first and only state to mandate biodiesel use. The legislation, which became effective in September 2005, requires that all diesel fuel sold in the state contain 2% biodiesel. Other states have enacted legislation to encourage (but not require) biodiesel production and use. Several states provide tax incentives and grants for biodiesel-related studies and biodiesel production, blending, and use. In addition, several governors have issued executive orders directing state agencies to use biodiesel blends to fuel their fleets.
Currently, there are no state incentives to produce biodiesel in Iowa. However, HF 2754 and HF 2759, are renewable fuels bills passed by both the Iowa House and Senate and were sent to the Governor to be signed on April 12, 2006, and May 1, 2006, respectively. As of the date of this registration statement, neither bill has been signed by the Governor. The purpose of the bills is to expand and fund consumer access to ethanol blended fuels and biodiesel through a RFS and a series of retail tax credits. HF 2759 provides the funding for the programs contained in HF 2754. The incentives contained in HF 2754 include the following:
•	A RFS starting at 10% in 2009 and increasing to 25% by 2019;

•	A retail tax credit for biodiesel blends of $0.03 per gallon for retailers who sell more than 50% biodiesel blends; and

•	An expanded infrastructure program designed to help retailers and wholesalers offset the cost of bringing E85 and biodiesel blends to customers.
Future Legislation
Environmental regulations that may affect our company change frequently. It is possible that the government could adopt more stringent federal or state environmental rules or regulations, which could increase our operating costs and expenses. The government could also adopt federal or state environmental rules or regulations that may have an adverse effect on the use of biodiesel. Furthermore, the Occupational Safety and Health Administration (“OSHA”) will likely govern plant operations. OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.
Proposed Project Location — Proximity to Markets
We have identified a possible site for the plant. The site is located in Lyon County, Iowa near Interstate 29 and Interstate 90, and is adjacent to the BNSF Railway.
We have entered into an option agreement with Thadd D. Knoblock, Wendy S. Knoblock, Trent L. Knoblock, Heather M. Knoblock, Troy J. Knoblock, Donna M. Knoblock, Travis R. Knoblock and Kathy S. Knoblock (together “the Knoblocks”) for the purchase of approximately 32 acres of property located 1 miles east of County Road K30 and 1 mile south of County Road A26. Thadd D. Knoblock, Trent L. Knoblock, Troy J. Knoblock and Travis R. Knoblock are Roger Knoblock’s sons. Roger Knoblock is a director of Victory Renewable Fuels, LLC as well as the treasurer and vice-chairman of the Board. The site is approximately four miles from the Lyon County REC substation. The closest natural gas line and water supply is approximately four miles away. We paid the Knoblocks $1,000 for the option. If we exercise the option we will pay the Knoblocks $5,000 per acre. The option expires on December 31, 2006.
Final plant site selection is contingent on analysis of such issues as cost of water, utilities and transportation, and upon raising sufficient funds to allow construction, the securing of additional financing needed, and obtaining the necessary permits and approvals to build at the selected location. Our board reserves the right to change the location of the plant site, in its sole discretion, for any reason.
There can be no assurance that we will not encounter hazardous conditions at the proposed site. We are relying on REG to determine the adequacy of the site for construction of the biodiesel plant. We may encounter hazardous conditions at the chosen site that may delay the construction of the biodiesel plant. REG is not responsible for any hazardous conditions encountered at the site. Upon encountering a hazardous condition, REG may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the biodiesel plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that REG may be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event may negatively effect our operations, cash flows and financial performance.
Transportation and Delivery
BNSF Railway service is available near the site we have identified. The BNSF Railway is headquartered in Fort Worth, Texas and operates over 24,500 miles of track in 27 states and British Columbia, Canada. Although railroad access to the site is available, we will need to establish rail service directly to the plant in order to ship biodiesel to our customers. We have not reached a definitive agreement for additional rail sidings or switches, if needed. The proposed site is also located near Interstates 29 and 90.

Utilities
The biodiesel plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate. We plan to enter into agreements with local electric and water utilities to provide our needed electricity and water. There can be no assurance that we will have a reliable and adequate supply of electricity, natural gas and water. An interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, may require us to halt production. If production is halted for an extended period of time, it may shut down our operations which may affect our ability to generate revenue.
Electricity
We will require a significant supply of electricity. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. The inability to obtain a reliable supply of electricity may negatively effect on our operations, cash flows and financial performance.
Water
We will also require a significant supply of water. We have not yet negotiated, reviewed or executed any agreement with a utility company to provide water to our site. We have not yet negotiated, reviewed, or executed any agreement to obtain a reliable supply of water. The inability to obtain a reliable supply of the necessary water may negatively effect our operations, cash flows and financial performance.
Natural Gas
We will require a significant supply of natural gas. We have not yet negotiated, reviewed or executed any agreement with a power company to provide natural gas to our site. The inability to obtain a reliable supply of the necessary natural gas may negatively effect our operations, cash flows and financial performance.
Our Primary Competition
We will operate in a very competitive environment. We will compete with large, multi-product companies and other biodiesel plants with varying capacities. We will face competition for capital, labor, management, feedstock and other resources. Many of our competitors have greater resources than we currently have or will have in the future. Some of our competitors have soy-crushing facilities and are not reliant upon third parties for their feedstock supply. We anticipate that as additional biodiesel plants are constructed and brought on line, the supply of biodiesel will increase. The absence of increased demand may cause prices for biodiesel to decrease. There is no assurance that we will be able to compete successfully or that such competition will not reduce our ability to generate the revenues necessary to operate our plant.
We expect that additional biodiesel producers will enter the market if the demand for biodiesel continues to increase. In a market for a uniform commodity, such as biodiesel, the methods of competition are generally based upon variables other than the product itself. The uniform nature of the product limits competitive advantage based upon unique or improved product features. Therefore, our proposed plant will compete with other biodiesel producers on the basis of price and, to a lesser extent, delivery service.
In 2005, approximately 75 million gallons of biodiesel were produced in the United States. The National Biodiesel Board currently estimates that 65 companies are currently constructing or have plans to construct new biodiesel plants. Biodiesel plants are operating or have been proposed in a total of 41 states. Currently, there are four active biodiesel plants in Iowa. At least 11 other companies have proposed plants in Iowa, including plans by Cargill for a 37.5 million gallon plant in Iowa Falls, Iowa, which is set to begin production in May 2006. The Cargill plant will be larger than any plant currently operating in the United States. Another large corporation, Archer Daniels Midland Co., plans to construct an 85 million gallon plant in North Dakota. In addition, Iowa Renewable Energy, Central Iowa Energy, East Fork Biodiesel and Southern Iowa BioEnergy are each currently raising capital to construct 30 million gallon plants in Iowa. The National Biodiesel Board estimates that production capacity could increase by 714 million gallons between April 2006 and October 2007. Demand may not rise to meet the increase in supply, and increased production of biodiesel may lead to lower prices. Our company may generate less income as a result, which would decrease our revenues.
Iowa has four facilities that currently produce biodiesel. West Central Cooperative located in Ralston, Iowa produces biodiesel primarily from feedstock produced at its soybean crushing facility. It began producing biodiesel on a small scale in 1996-1997, but constructed a continuous biodiesel production facility in 2002 capable of producing 12 million gallons of biodiesel annually. Todd & Sargent constructed the facility and utilized Crown Iron Works Company and West Central Cooperative’s biodiesel technology. Crown Iron Works Company, based out of Minneapolis, MN, is a supplier of oilseed extraction and refining plants and equipment.
Another biodiesel producer in Iowa is Ag Processing Cooperative (Ag Environmental Products) in Sergeant Bluff. This facility produces biodiesel from refined bleached and deodorized soybean oil produced at its solvent extraction processing plant in Eagle Grove, Iowa. Ag Processing has recently announced plans for plant expansion. The expansion is expected to increase its production of biodiesel to 12 million gallons per year.
Soy Solutions is a biodiesel production facility located in Milford, Iowa. This is a “stand-alone” facility that purchases soybean oil from the market. The facility produces less than 3 million gallons annually, and utilizes virgin soybean oil as its sole feedstock.
Finally, the Biomass Energy Conversion Facility in Nevada, which was created seven years ago by the Iowa Energy Center, recently underwent renovations funded in part by Mid-States Biodiesel of Hampton and Superior Process Technologies of Minneapolis. Although it previously used a batch process to produce biodiesel, the renovations will allow the plant to produce 60 gallons of biodiesel every hour.
In addition, Western Iowa Energy, LLC plans to build a 30 million gallon plant near Wall Lake, Iowa, Central Iowa Energy, LLC plans to build a 30 million gallon plant near Newton, Iowa and Southern Iowa BioEnergy, LLC plans to build a 30 million gallon plant near Lamoni, Iowa. It is likely that numerous other biodiesel plants may be in early stages of planning and development.
The following maps produced by the National Biodiesel Board indicate the locations of active plants, plants under construction and proposed plants in the United States. Active plants are those companies that are actively producing biodiesel. Proposed plants are those biodiesel companies that are actively engaged in raising equity, permitting or buying equipment but are not yet actively constructing their facility or producing biodiesel. Companies like ours in the earlier stages of the process may not be represented on these maps.
Commercial Biodiesel Production Plants (April 23,2006)

The following table provides a list of the active plants, the plants under construction, and the proposed plants in the United States as of April 2006, as reported by the National Biodiesel Board. Projects in the early stages of development may not be listed.

			Annual
			Production
State	Company	City	Capacity	Primary Feedstock
AL
	Alabama Blodiesel Corporation	Moundville		Soybean Oil

AR
*	Eastman Chemical Company	Batesville	6,000,000	Multi Feedstock
	Patriot Biofuels	Stuttgart	3,000,000	Multi Feedstock

CA
	Biodiesel Industries of Port Hueneme	Port Hueneme	3,000,000	Multi Feedstock
	Bio-Energy Systems. LLC	Vallejo
*	Imperial Western Products	Coachella	8,000,000	Multi Feedstock
	LC Biofuels	Richmond	365,000	Canola Oil
	Yokayo Biofuels, Inc.	Ukiah	200,000	Recycled Cooking Oil

CO
	Bio Energy of Colorado	Denver	10,000,000	Soybean Oil
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility. Therefore, it does not represent how many gallons of biodiesel were actually produced at each plant.

			Annual
			Production
State	Company	City	Capacity	Primary Feedstock
CO	Biofuels of Colorado	Denver	6,000,000	Soybean Oil
	Rocky Mountain Biodiesel Industries	Berthoud	3,000,000	Multi Feedstock

FL
	Purada Processing. LLC	Lakeland	18,000,000	Soybean Oil
	Renewable Energy Systems, Inc.	Pinellas Park	1,000,000	Recycled Cooking Oil

GA
	Peach State Labs	Rome		Soybean Oil
	US Biofuels Inc.	Rome	3,000,000	Multi Feedstock

HI
	Pacific Biodiesel	Kahului	200,000	Recycled Cooking Oil
	Pacific Biodiesel	Honolulu	1,000,000	Recycled Cooking Oil

IA
*	AGP	Sergeant Bluff	15,000,000	Soybean Oil
	Mid-States Biodiesel	Nevada	450,000	Multi Feedstock
	Soy Solutions	Milford	2,000,000	Soybean Oil

*	West Central	Ralston	12,000,000	Soybean Oil

IL
	Stepan Company	Millsdale	22,000,000	Soybean Oil

IN
	Evergreen Renewables	Hammond	5,000,000	Soybean Oil
	Heartland Biofuel	Flora	450,000	Soybean Oil

KY
	Griffin Industries	Butler	2,000,000	Multi Feedstock

ME
	Bean Commercial Grease	Belgrade	250,000	Recycled Cooking Oil

MN
	FUMPA BioFuels	Redwood Falls	3,000,000
	Minnesota Soybean Processors	Brewster	30,000,000	Soybean Oil
	Soymor	Albert Lea	30,000,000	Soybean Oil

MO
	Missouri Better Bean	Bunceton	3,000,000	Soybean Oil
	Missouri Bio-Products	Bethel	2,000,000	Multi Feedstock

MS
	Channel Chemical Corporation	Gulfport	5,000,000	Soybean Oil
	Earth Biofuels	Meridan	2,000,000	Soybean Oil

NJ
	Environmental Alternatives	Newark	13,000,000	Soybean Oil
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility. Therefore, it does not represent how many gallons of biodiesel were actually produced at each plant.

			Annual
			Production
State	Company	City	Capacity	Primary Feedstock
NV
	Gently Biofuels	Minden	1 ,000,000	Multi Feedstock
	Biodiesel of Las Vegas	Las Vegas	5,000,000	Multi Feedstock

NY
	North American Biofuels Company	Bohemia

OH
	American Ag Fuels, LLC	Defiance	1,500,000	Multi Feedstock
*	Peter Cremer (TRI-NI)	Cincinnati	30,000,000	Soybean Oil

OK
	Green Country Biodiesel, Inc	Chelsea	2,500,000	Soybean Oil

OR
	SeQuential-Pacific Biodiesel, LLC	Salem	1 ,000,000	Mulit Feedstock

PA
	AGRA Biofuels, LLC	Middletown	2,000,000	Soybean Oil
	Keystone BioFuels, Inc.	Shiremanstown		Soybean Oil
	United Biofuels. Inc.	York	500,000	Soybean Oil
	United Oil Company	Pittsburg	2,000,000	Multi Feedstock

sc
	Carolina Biofuels, LLC	Taylor	6,000,000	Soybean Oil

SD
	Mid West Bio Diesel Producers	Alexandria	7,000,000	Soybean Oil

TN
	Agri -Energy, Inc	Louisburg	5,000,000	Soybean Oil
	NuOiI	Counce	1 ,500,000	Soybean Oil

TX
	Biodiesel Industries of Greater Dallas-Fort Worth	Denton	3,000,000	Multi Feedstock
	Brownfield Biodiesel, LLC	Rails	600,000	Soybean Oil
	Central Texas Biofuels	Giddings		Soybean Oil
	Corsicana Chemical	Corsicana	3,000,000	Soybean Oil
	Hulsh Detergents	Pasadena	4,000,000
*	Johann Haltermann Ltd	Houston	20,000,000	Soybean Oil
	New Fuel Company	Dallas	250,000	Multi Feedstock
	Organic Fuels, LLC	Houston	30,000,000	Multi Feedstock
	SAFE Fuels, Inc.	Conroe	12,000,000	Soybean Oil
	Smithfield Bioenergy LLC	Cleburne	12,000,000	Multi Feedstock
	SMS Envirofuels	Poteet	6,000,000	Soybean Oil

			Annual Production
State	Company	City	Capacity	Primary Feedstock
TX	South Texas Blending	Laredo	5.000.000	Tallow
UT
	Domestic Energy Partners	Spanish Fork	3,000,000	Multi Feedstock

VA
	Virginia Biodiesel Refinery	New Kent	2,000,000	Soybean Oil

WA
	Imperium Renewables	Seattle	5,000,000	Soybean Oil

Wl
	Renewable Alternatives	Manitowoc		Soybean Oil
The biodiesel companies on this map are actively producing biodiesel.

*	Denotes BQ-9000 Accredited Producers
Total annual production capacity, including the plants that chose not to list their production capacity is 395 million gallons. It is important to note that production capacity differs from the actual number of gallons sold. A graph illustrating biodiesel demand can be found at http://www.nbb.org/pdf files/fuelfactsheets/Production Graph Slide.pdf
Contacts for these componies can be found on the National Biodiesel Board website at http://www.biodiesel.org/buvingbiodieseI/producers marketers/ or http://www. biodiesel.org/members/

Biodiesel Production Plants Under Construction or Expansion (April 28,2006)

			Annual		Target
			Production	Primary	Completion
State	Company	City	Capacity	Feedstock	Date
AR
E	Eastman Chemical Company	Batesville	12,000,000	Soy bean Oil	Jun-06
AZ
	Grecycle Arizona, LLC	Tucson	333,000	Yellow Grease	Sep-06

CA
	Bay Biodiesel. LLC	Martinez	2,500,000	Soy bean Oil	Jun-06

CO
	American Agri-diesel LLC	Burlington	6,000,000		Jul-06

DE
	Mid-Atlantic Biodiesel	Clayton	5,000,000	Soybean Oil	Jun-06

GA
	Middle Georgia Biofuels	East Dublin		Poultry Fat	Apr-06
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility once it gets built.

			Annual		Target
			Production		Completion
State	Company	City	Capacity	Primary Feedstock	Date
IA
E	AGP	Sergeant Bluff	15,000,000	Soy bean Oil	Dec-06
	Cargill	Iowa Falls	37,500,000	Soy bean Oil	May- 06
	Central Iowa Enengy	Newton	30,000,000	Soy bean Oil	Mar-07
	Clinton County BioEnergy	Clinton	10,000,000	Soy bean Oil	Jun-06
	Freedom Fuels, LLC	Mason City	30,000,000	Soy bean Oil	Nov-06
	Riksch Bio Fuels, LLC	Crawfordsville	9,000,000	Multi Feedstock	Jul-06
	Tri-City Energy	Keokuk	30,000,000	Soy bean Oil	Sep-06
	Western Iowa Enengy	Wall Lake	30,000,000	Multi Feedstock	May- 06

IL
	Heartland Biodiesel, Inc.	Marion			May- 06
	Midwest Biodiesel Products	South Roxanna	10,000,000	Soy bean Oil	Jun-06

IN
	Integrity Biofuels	Morristown	10,000,000	Soy bean Oil	Jun-06

KY
	Owensboro Grain	Owensboro	50,000,000	Soy bean Oil	May-07

MD
	Maryland Biodiesel	Berlin	1,000,000	Multi Feedstock	May-06

Ml
	Ag Solutions, Inc.	Gladstone	10,000,000	Soy bean Oil	Jun-06

MN
	Green Range Renewable Energy	Ironton	150,000	Recycled Cooking Oil	Jul-06

MO
	Mid America Biofuels, LLC	Mexico	30,000,000	Soy bean Oil	Nov-06

MS
	CFC Transportation, Inc	Columbus	1,000,000	Soy bean Oil	Jun-06
	North Mississippi Biodiesel	New Albany	15,000,000	Soybean Oil	Jun-06
	Southern Bio Fuels, LLC	Vicksburg	15,000,000	Multi Feedstock	Nov-06

NC
	American Distillation, Inc.	Leland	5,000,000	Soy bean Oil	Aug-06
	Blue Ridge Biofuels	Asheville	2,000,000	Multi Feedstock	Sep-06
	Filter Specialty Bioenergy LLC	Autryville	1,600,000	Multi Feedstock	Oct-06
	Piedmont Biofuels Industrial	Pitts boro	1,000,000	Multi Feedstock	Aug-06
	Triangle Biofuels Industries	Raleigh	1,000,000	Multi Feedstock	Aug-06

ND
	ADM	Velva	85,000,000	Canola Oil	Apr-07
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility once it gets built.

			Annual		Target
			Production		Completion
State	Company	City	Capacity	Primary Feedstock	Date
NH
	MPB Bioenergy, LLC	Epping	25,000	Recycled Cooking Oil	May-06
	MPB Bioenergy, LLC	Center Conway	15,000	Recycled Cooking Oil	Jun-06
	MPB Bioenergy, LLC	Durham	15,000	Recycled Cooking Oil	May-06

NV
E	Biodiesel of Las Vegas	Las Vegas	25,000,000	Multi Feedstock	June 2007

NY
	NextGen Fuel, Inc	Fulton	5,000,000	Soybean Oil	May-06
	North American Biofuels Company, Inc
		Bohemia	12,000,000	Trap Grease	Jun-06

OH
E	American Ag Fuels, LLC	Defiance	5,500,000	Multi Feedstock	Dec-06
	Jatrodiesel Inc.	Dayton	5,000,000	Multi Feedstock	Jun-06

OK
	Best Energy Solutions, LLC	Tulsa	6,000,000	Soybean Oil	Jun-06
	Earth Biofuels, Inc.	Durant	10,000,000	Multi Feedstock	Dec-06

PA
	PA Biofuels	Pitts burg	5,000,000	Multi Feedstock	Aug-06

SC
E	Carolina Biofuels, LLC	Taylor	30,000,000	Soybean Oil	Dec-06
E	Carolina Biofuels, LLC	Taylor	3,000,000	Soybean Oil	Jun-06

TN
	TN Bio Energy	Manchester

TX
	Ag Fuels Ltd	Sealy	3,600,000		Aug-06
	Big Daddy’s Biodiesel, Inc.	Hereford	30,000,000	Soybean Oil	May-06
	GeoGreen Fuels	Gonzales	3,000,000	Soybean Oil	Jul-06
	NMM, Ltd	Channel view	1,500,000	Multi Feedstock	May-06
	Pacific Biodiesel Texas	Carl’s Corner	2,000,000	Multi Feedstock	Jul-06
E	SAFE Fuels, Inc.	Con roe	8,000,000	Soybean Oil	Aug-06
UT
E	Domestic Energy Partners	Spanish Fork	37,000,000	Multi Feedstock	Dec-06
VA
	RECO Biodiesel, LLC	Richmond	5,000,000	Soybean Oil	Sep-06
	Renroh Environmental Company	South Boston	50,000	Recycled Cooking Oil	Jun-06
Wl
	Anamax Energy Services	Deforest	20,000,000	Multi Feedstock	Jan-07
	We Be Bio, Ltd	Mauston			May-06
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility once it gets built.

			Annual		Target
			Production		Completion
State	Company	City	Capacity	Primary Feedstock	Date
WI	WRR Environmental Services	Eau Claire		Multi Feedstock	Apr-06
WY
	Energy Fuel Dynamics, LLC	Gillette	30,000,000	Camelina Oil	Apr-07
The biodiesel companies on this map are under construction. Companies that are expanding their operations are designated with an “E” in the state column of the table.
Total annual production capacity, including the plants that chose not to list their production capacity is 713.7 million gallons. It is important to note that production capacity differs from the actual number of gallons sold. A graph illustrating biodiesel demand can be found at http://www.nbb.org/pdf files/fuelfactsheets/Production Graph Slide.pdf
Contacts for many of these companies can be found on the National Biodiesel Board website at http://www.biodiesel.org/members/

Biodiesel Production Plants in Pre-Construction (April 28, 2006)

			Annual		Target
			Production		Completion
State	Company	City	Capacity	Primary Feedstock	Date
CA
	Baker Commodities	Los Angeles	15,000,000	Multi Feedstock	Aug-07
	Bio Friendly Fuel Partners	San Francisco	25,000,000	Multi Feedstock	Feb-07
	Evergreen Biodiesel	Big Oak Flat	50,000	Recycled Cooking Oil	May- 06
	San Francisco Biodiesel	San Francisco	10,000,000		Jan-08

CO
	San Juan Biodiesel Co-op	Dove Creek	3,000,000	Sunflower Oil	Jul-07

GA
	Bio mass Energy Services	Cordele	7,000,000	Soybean Oil	Apr-06
	BRMF/Georgia Mountain Biofuels	Gainesville	1,000,000	Multi Feedstock	Jan-07
	Georgia Biofuels Corp	Loganville	150,000	Recycled Cooking Oil	Jul-06

IA
	East Fork Biodiesel, LLC	Algona	60,000,000	Multi Feedstock	Oct-07
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility once it gets built.

			Annual		Target
			Production		Completion
State	Company	City	Capacity	Primary Feedstock	Date
IA	Iowa Renewable Energy, LLC	Washington	30,000,000	Multi Feedstock	Apr-07
	Southern Iowa Bio-Energy, LLC	Lamoni	30,000,000	Soybean Oil	Jul-07

IN
	Louis Dreyfus	Claypool	80,000,000	Soybean Oil	Jun-07

MA
	Northeast Biodiesel Co.	Greenfield	5,000,000	Recycled Cooking Oil	Sep-06

MD
	Bio-Pure Maryland	Frederick	500,000	Soybean Oil	Aug-06

MI
	Michigan Biofuels, LLC	Belleville	10,000,000	Soybean Oil	Oct-06

MO
	AGP	St. Joseph	28,000,000	Soybean Oil	Oct-07
	Heartland Biodiesel, LLC	Rock Port	30,000,000		Oct-07
	Prairie Pride	Deerfield	30,000,000		Oct-07

MS
	Southern BioDiesel, LLC	Gulfport	30,000,000	Multi Feedstock	Jul-07

MT
	Sustainable Systems, LLC	Culbertson		Virgin Oil	Mar-07

NC
	Atlantic Bioenergy LLC	Mount Olive		Multi Feedstock

NJ
	Garden State Biodiesel		30,000,000	Multi Feedstock	Mar-07

NY
	NextGen Fuel, Inc	Albany			Mar-07

OK	Redland Industries	Guymon	30,000,000	Multi Feedstock	Nov-06

OR
	Inland Pacific Energy Center	Stanfield	32,000,000	Canola Oil	Mar-08

PA
	Lake Erie Biofuels	Erie	30,000,000	Soybean Oil	Jun-07

SC
	Southeast BioDiesel, LLC	Charleston	2,000,000	Recycled Cooking Oil	Sep-06

TN
	Big Biodiesel, LLC	Pulaski	2,000,000	Soybean Oil	Dec-07

TX
	Earth Biofuels, Inc.	Houston	14,000,000
	GeoGreen Fuels	Brownsville	3,000,000	Soybean Oil	Jan-07
Note: Annual Production Capacity only refers to the reported maximum production capability of the facility once it gets built.

			Annual		Target
			Production		Completion
State	Company	City	Capacity	Primary Feedstock	Date
TX	Green Diesel, LLC	Houston		Soybean Oil	Aug-06
	Natural Fuel and Energy	Houston	30,000,000	Multi Feedstock	Jul-07
	Paquin Energy and Fuel	Fort Worth	5,000,000	Multi Feedstock	Sep-06

WA
	Olympic Biofuels	Bain bridge Island	1,000,000		Jul-06
	Washington Biodiesel	Warden	35,000,000	Canola Oil	Sep-07

WI
	North Prairie Productions LLC	Waterloo	30,000,000	Soybean Oil	Aug-07
The biodiesel companies on this map are in the pre-constmction stage. Pre-construction is used to identify companies who are beyond the planning stage but have not yet started construction of the facility. Companies in this stage are actively engaged in raising equity, permitting or buying equipment.
Total annual production capacity, including the plants that chose not to list their production capacity is 754.7 million gallons.
It is important to note that production capacity differs from the actual number of gallons sold. A graph illustrating biodiesel demand can be found at http://www.nbb.org/pdf files/fuelfactssheets/Production Graph Slide.pdf
Contacts for many of these companies can be found on the National Biodiesel Board website at http ://www.biodiesel.org/members/
The majority of plants, and certainly the largest biodiesel producers utilize soybean oil. This ratio is likely to change over time as more producers design their plants with flexible feedstock capability. Ag Processing, Inc. and Interwest, LLC produce the feedstock for their biodiesel plants, thus they are vertically integrated back to the virgin oil feedstock supply. A majority of the existing plants are “stand-alone” facilities that purchase their feedstock from oilseed processing firms or third-party marketing firms. These biodiesel producers are more reliant upon others and thus have a lower level of feedstock supply security, giving them the flexibility to purchase feedstock from any source with the ability to take advantage of price differences.
The cost of the feedstock is the highest cost associated with biodiesel production. Many current plants are capable of using only vegetable oil for a feedstock. We anticipate our plant will be able to use multiple types of feedstock, allowing us to use whichever is cheaper at any given time to produce our biodiesel. In addition, animal fat based biodiesel also has some favorable advantages to soy-based biodiesel, such as better lubricity and lower nitrogen oxide (NOx) emissions.
Employees
As needed during the completion of the plant construction and commencement of operations, we intend to hire approximately 28 employees. The following table represents the anticipated positions within the plant and the minimum number of individuals we intend to employ for each position:

Position	# Employed
General Manager	1
Operations Manager	1
Financial Assistant	1
Logistics/Scale Operator	1
Electrical/Control Maintenance	1
Facility Maintenance	1
Lab Technician	1
Biodiesel/Pretreatment Lead Day Shift	2

Position	# Employed
Biodiesel/Pretreatment Lead Night Shift	2
Operations Specialist Day Shift	6
Operations Specialist Night Shift	6
Load/Receive Lead	1
Load/Receive Specialist	4
TOTAL	28

The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.
We have entered into written confidentiality agreements with our directors and officers and expect we will do the same with our other employees. Among other things, these agreements will require such officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.
Our success will depend in part on our ability to attract and retain qualified personnel at competitive wage and benefit levels. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, such event may negatively effect our operations, cash flows and financial performance.
Sales and Marketing
We anticipate entering into a marketing contract with West Central Cooperative in which West Central Cooperative will market all biodiesel, glycerin and fatty acids produced at the facility. We expect West Central Cooperative to provide market analysis of biodiesel supply and demand; market access to distribution channels developed by West Central Cooperative; analysis and audit of biodiesel customers, including creditworthiness; marketing specialists and sales representatives to attain and establish sales opportunities and relationships for the facility’s products; transportation and logistics for biodiesel shipments; and to provide invoicing and accounts receivable management. However, we have not entered into any binding agreements regarding the sale and marketing of our biodiesel or glycerin.
We do not plan to hire or establish a sales organization to market any of the products or co-products we produce. Consequently, we will be extremely dependent upon the entities we plan to engage to purchase or market each of our products.
Strategic Partners and Development Services Team
West Central Cooperative
West Central Cooperative is a diversified grain handling and soybean-processing cooperative located in the very heart of America’s corn and soybean growing region. The corporate headquarters in Ralston, Iowa, acts as the hub for the company’s trade territory and markets products through most of North America and to several foreign destinations. West Central Cooperative operates a licensed public grain warehouse, provides grain marketing services, processes soybeans, and supplies feed, fertilizer, chemicals, and other merchandise. West Central Cooperative has been in soy production and processing since the 1940s, and in the production of biodiesel since 1996.
In 1991, West Central Cooperative constructed a Soy Center that processes soybeans into soy oil and soy meal protein. The Soy Center was expanded in 1996 and currently processes 8 million bushels of soybeans annually. The state-of-the-art, computerized soy facility processes SoyPLUS, an all-natural, chemical-free soybean based dairy supplement. SoyPLUS was the first bypass protein entrant (and the only patented expeller soy bypass product) on the market. It has long been considered the “benchmark soy protein” in the dairy industry for quality, consistency and performance. SoyPLUS is sold throughout the United States and internationally. West Central is dedicated to leading the industry in product quality and in all aspects of customer sales, service and technical support.

In 1996, West Central Cooperative constructed a plant that produced 1.5 million gallons of methyl esters per year. In 2002, West Central Cooperative completed construction of a three-story biodiesel plant, which manufactures 12 million gallons of biodiesel annually, and is one of the largest biodiesel plants in the United States. The 9,000 square foot facility is designed for zero alcohol and process water emissions. West Central Cooperative’s lab has the resources and capability to perform all American Standard Testing Methods (ASTM) for biodiesel and American Oil Chemist Society (AOCS) testing for feedstocks and glycerin.
West Central Cooperative is the nation’s largest marketer of biodiesel. SoyPOWER biodiesel is the economic solution for improving air quality, engine performance, meeting regulatory compliance for EPACT and reducing dependency on foreign oil. SoyPOWER biodiesel meets and exceeds all ASTM specifications and is available nationwide. West Central is an accredited BQ-9000 producer.
In 2002, West Central Cooperative and Todd & Sargent formed Renewable Energy Group, LLC (“REG”).
Renewable Energy Group
We expect to be highly dependent upon REG to design and build the facility, but we currently have no definitive binding agreement with them. REG is a joint venture between West Central Cooperative and Todd & Sargent, Inc. of Ames, Iowa. West Central Cooperative has developed a continuous “zero-discharge” transesterification process technology for the production of biodiesel. Todd & Sargent, Inc. is an engineering and construction firm specializing in ag-processing. We expect that as design-builder, REG will try to negotiate an engagement with Crown Iron Works of Roseville, Minnesota to supply plant processing equipment. Crown Iron Works Company is a supplier of oilseed extraction and refining equipment.
The expertise of REG in integrating process and facility design into a construction and operationally efficient facility is very important to the success of the project. REG also has knowledge and support to assist our management team in executing a successful start-up. We will be dependent upon each, and any loss of our relationships with these companies or their affiliates could place us at a competitive disadvantage.
Letters of Intent
We have signed letters of intent with REG for the first two phases of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a definitive agreement for plant construction. REG’s services in Phase 1 will include advice and assistance to us with respect to, among other things, developing and finalizing a business plan and assistance in the presentation of the plan to potential investors and lenders. In exchange for the performance of these Phase 1 services, we paid REG $50,000. REG’s services in Phase 2 will include preparation of general drawings, assistance with permitting, development of the design-build construction agreement, and determination of a final contract price. We will pay REG $300,000 in exchange for the performance of Phase 2 services and additional engineering. If we use REG to construct our plant, the total $350,000 paid to REG will be credited against the total construction cost. The letters of intent are not binding contracts and either party can terminate the letters of intent at any time. REG has indicated its intention to deliver to us a proposed construction agreement, in which it will serve as our general contractor and provide design and engineering services. However, REG’s obligation to build the proposed biodiesel plant is not reflected in a binding definitive agreement and we may never execute a binding definitive agreement. If REG were to terminate its relationship with us, we might not be able to obtain debt financing and build the plant, which would force us to abandon our business.
If we enter into a definitive agreement, REG’s services will include, but not be limited to, the following:
•	Providing a preliminary design and construction schedule and price for the design and construction of the biodiesel plant;

•	Designing and building the biodiesel plant; and

•	Assisting us in locating appropriate operational management for the plant.

If we do not execute a definitive, binding design-build agreement with REG, or if REG terminates its relationship with us after initiating construction, we may not be able to obtain a replacement general contractor. Any such event may force us to abandon our business.
Based on preliminary discussions with REG, we anticipate that the lump sum price for construction of the biodiesel plant will be approximately $38,675,000, however, there is no assurance that the final cost of the plant will not be higher. We cannot guarantee that there will not be any design changes or other cost overruns associated with the construction of the plant. In addition, shortages of steel could also increase the final cost and delay the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
We will also be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.
We have no control over REG or knowledge of how many biodiesel plants it can simultaneously construct. If REG agrees to construct other biodiesel plants at the time that we expect it to construct our biodiesel plant and is unable to construct our plant either timely or successfully as a result, the construction of our plant may either be substantially delayed or canceled.
Construction and Timetable for Completion of the Project
Ascendant Partners completed a formal feasibility study at a cost of $35,000, which was funded by our founding members and early grants. Based upon our feasibility study, we decided to move forward with the project and entered into an agreement for the first stage of construction with REG to provide for assistance in developing a business plan and other information. We paid REG $50,000 upon signing the agreement which will be credited against the cost of building the facility if we engage REG as our design builder. In January 2006, we entered into an agreement with REG for the second stage of construction for $300,000. We made an initial payment of $100,000 upon signing the agreement. This contract provided for design work setting the size and character of the project. We paid $100,000 to REG 30 days after signing the agreement and paid REG the final payment in May. We anticipate entering into a design build contract with REG for construction of the plant. This will be negotiated contingent upon successful completing of the equity funding and debt financing.
The seed capital offering was a Regulation D private offering which raised $1,145,000. We were also awarded grants from the Iowa Soybean Association and the Iowa Ag Innovation Center totaling $10,000. The Iowa Ag Innovation Center grant required us to match its $5,000 grant award. The steps accomplished to date have been funded out of the private investment and grants.
In approximately August or September 2006, as soon as funding is available, we will enter into a pre-construction services agreement with REG with a payment of $3,250,000 for down payments on equipment and engineering not included in Phase 2. However, under the letters of intent, we have paid REG $350,000, which will be credited against the $3,250,000 cost of any pre-construction services agreement we may enter into with REG.
We have not yet entered into a design-build agreement with REG for the plant, thus, we do not have actual costs of the plant. See the section “ESTIMATED USE OF PROCEEDS” for our estimated costs and uses of funds. The following is a schedule of the steps that need to be completed:
May– July 2006
•	Update business plan to test continuing profitability;

•	Prepare marketing campaign for offering;

•	Continue to investigate plant sites;

•	Preliminary contact with lenders for debt financing;

•	Complete agreements for water, electricity, gas and sewer services; and

•	Begin discussions with BNSF Railway.

August–October 2006
•	Make a down payment to REG;

•	Finalize management contract with West Central Cooperative;

•	Enter into real estate purchase agreement for the site;

•	Obtain construction and environmental permits;

•	Enter into a construction contract with REG;

•	Enter into construction contracts with local contractor as approved by REG;

•	Recruit and retain first key employee;

•	Establish web site and public information as needed;

•	Secure debt financing; and

•	Continue developing business procedures and capabilities.
November 2006 – January 2007
•	Begin construction of plant;

•	Schedule and provide for utility hook ups;

•	Work with West Central Cooperative on acquiring feedstocks;

•	Begin to schedule oil and chemicals supplies; and

•	Provide appropriate public information.
February – April 2007
•	Continue construction of plant;

•	Complete utility hook-ups;

•	Recruit, acquire, and train staff as needed;

•	Provide appropriate public information;

•	Begin testing plant components;

•	Obtain supplies of feedstocks and chemicals as needed;

•	Review markets with West Central Cooperative; and

•	Equip lab and train staff for quality testing.
May – August 2007
•	Complete testing of processes and do first pilot run;

•	Recruit and train the balance of staff needed;

•	Bring in supplies of oil and chemicals; and

•	Begin production and shipment of product to customer.
Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that we will complete the project approximately 10 to 12 months after we close the offering. We intend to begin dirt work on our site to prepare for construction in the Fall of 2006 using funds raised in our seed capital offering. However, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy changes relating to biodiesel or this project could cause construction and operation delays. If it takes longer to raise financing, obtain necessary permits or construct the plant than we anticipate, it will delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of your units.
We must obtain liability, property and casualty and other policies of insurance prior to the commencement of construction of the plant. Those policies must be maintained during operations. There is no assurance that we will be able to obtain such insurance on acceptable terms or at all. Any failure by us to secure and maintain adequate insurance, with adequate policy limits and self-retention limits, may negatively effect our operations, cash flows and financial performance.

Management and Operational Services Agreement
We anticipate entering into a management operational services agreement with West Central Cooperative to manage the day-to-day operations of the plant, to market our biodiesel and co-products and to procure our inputs. There is no definitive agreement in place with West Central and there can be no assurances that we will be able to enter into a definitive agreement with West Central on terms favorable to us or at all. We anticipate West Central Cooperative will be responsible for providing a General Manager and Operations Manager to oversee the business plan and operation of the plant. Additionally, we expect West Central Cooperative will be responsible for procuring our feedstock and our chemical inputs and will market the biodiesel, glycerin and fatty acids we produce.
West Central Cooperative is the nation’s largest marketer of biodiesel, marketing over 40 million gallons of biodiesel in 2005. West Central Cooperative has experience in operating biodiesel facilities. It has operated its own biodiesel facility since 2002. We anticipate paying West Central Cooperative a fee for its services based upon the amount of biodiesel produced at the plant.
Regulatory Permits
We will be subject to extensive air, water and other environmental regulations, and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. Our acquisition of many of the various required permits is time-sensitive. Several of these permits, including the air pollution construction and operation permits, storm water discharge permits and others, must be obtained prior to starting construction. Other permits will be required shortly before or shortly after commencement of our operations. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (EPA) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The Iowa Department of Natural Resources (IDNR) and the EPA could also modify the requirements for obtaining a permit. Any such event could significantly increase our operating costs and the capital costs associated with construction of the plant or any future expansion of the plant.
Even if we receive all required permits from the IDNR, we may also be subject to regulations on emissions by the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plant. However, we will be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than the IDNR. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Such changes may result in greater regulatory burdens. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.
Air Pollution Construction and Operation Permits
Our preliminary estimates indicate that our facility will be considered a minor source of regulated air pollutants. However, there are a number of emission sources that are expected to require permitting. Biodiesel production involves the emission of various airborne pollutants, including carbon monoxide (CO), oxides of nitrogen (NOx), sulfur dioxide (SO2) and volatile organic compounds (VOCs). We expect to obtain air pollution construction new source permits for each source of emission.
Although our engineer’s preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants, and therefore not subject to Title V or Maximum Achievable Control Technology (MACT) Standards, this could change depending on the results of additional testing, results after the facility begins production, or the changing regulatory environment. Obtaining and maintaining a Title V permit and adhering to MACT standards may involve substantial compliance and management costs, additional capital and a significant delay in obtaining an air permit. If we are required to obtain and maintain a Title V permit, we must find a skilled engineer to work for us to ensure our compliance with Title V and will incur additional engineering expenses.

If we are unable to find a skilled engineer to employ, we will be required to hire an engineering firm to ensure our compliance with Title V at a greater expense. In order to comply with applicable air regulations or to avoid having to obtain a Title V air permit, it is possible that we will have to install additional air pollution control equipment or agree to limit production levels to amounts that may be slightly lower than maximum production levels described in this document. These limitations are expected to be made a part of the construction permits. Exceeding these limitations would require us to pursue a Title V air permit and could subject us to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. There is also a risk that the IDNR might reject a Title V air permit application and request additional information, which would further delay start-up and increase expenses.
There is also a risk that regulatory changes might impose additional or different requirements. For example, if the area in which the plant is situated is determined to be a non-attainment area for a particular pollutant, the threshold standards that require a Title V permit might be changed and require us to obtain the permit. The State of Iowa could enact a State Implementation Plan which would require the imposition of Prevention of Significant Deterioration requirements and the installation of Best Available Control Technologies for any future modifications or expansions of the plant. Any such event would significantly increase the operating costs and capital costs associated with any future expansion or modification of the plant.
New Source Performance Standards
We anticipate that the plant will also be subject to the New Source Performance Standards. Duties imposed by the New Source Performance Standards include initial notification, emission limits, compliance and monitoring requirements and recordkeeping requirements.
Storm Water Discharge Permit and Other Water Permits
Our plant may also be required to apply for and receive from the IDNR a storm-water discharge permit and a waste water discharge permit. If we are required to obtain an Industrial Storm Water Discharge Permit from the IDNR, the application must be filed at least 180 days before construction begins, and the permit must be granted prior to construction of the plant. In connection with this permit, we would be required to have a Storm Water Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. Other compliance and reporting requirements would also apply. If we are unable to discharge our waste water to a local publicly owned waste water treatment facility, then we will have to construct our own waste water treatment facility in order to obtain an NPDES waste water discharge permit. If we are to discharge water to a stream instead of using a publicly owned treatment facility, the required permit will require significant initial capital costs and ongoing monitoring expenses in order to remain in compliance.
Prior to the commencement of construction of the plant, we will also likely be required to file a notice of intent and application for a Construction Site Storm Water Discharge permit. If the IDNR does not object to the notice of intent, we could begin construction and allow storm water discharge fourteen days after the filing. As part of the application for the Construction Site Storm Water Discharge Permit, we will need to prepare a construction site erosion control plan. We would also be subject to certain reporting and monitoring requirements. We anticipate, but there can be no assurances, that we will be able to obtain these permits.
Spill Prevention, Control and Countermeasures Plan
Before we can begin operations, we must prepare a Spill Prevention Control and Countermeasure plan. The plan must be reviewed and certified by a professional engineer.
Risk Management Plan
Under the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. It is anticipated that our plant will use methanol, hydrochloric acid (HC1) and caustic soda (NaOH) to produce our biodiesel. It is likely we will be required to establish a plan to prevent spills or leaks of these substances and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of these substances into the surrounding area.

We will need to conduct a hazard assessment and prepare models to assess the impact of any release of such substances into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use of those regulated substances.
Nuisance
Even if we receive all EPA and Iowa environmental permits for construction and operation of the plant, we may be subject to the regulations on emissions by the EPA. Our activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plant. Any such claims, or increased costs to address complaints, may reduce our cash flows and have a negative impact on our financial performance.
We are not currently involved in any litigation involving nuisance claims.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Our amended and restated operating agreement provides that our initial board of directors will be comprised of no fewer than 7 and no more than 13 members. We currently have 11 directors on our board of directors. The initial board of directors will serve for an initial term ending no later than ninety (90) days after financing closing, at which time a special or annual meeting of the members shall be called to elect directors. If our project suffers delays due to financing our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.
The amended and restated operating agreement provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to expiration of the initial directors’ terms, the initial directors shall conduct a lottery to assign each director position to a particular term group. Each director position will be designated as either Group I (serving one year), Group II (serving two years) or Group III (serving three years).
Identification of Directors, Executive Officers and Significant Employees
The following table shows the directors and officers of Victory Renewable Fuels, LLC as of the date of this prospectus:

Director	Office
Allen Blauwet	Chairman and Director
Roger Knoblock	Vice-Chairman, Treasurer and Director
Lance Boer	Secretary and Director
Clarence Boer	Director
Kenneth Campbell	Director
Larry Den Herder	Director
Terry Knoblock	Director
Bob Moser	Director
Greg Popkes	Director
Mike Snyders	Director
Gary Vander Plaats	Director
Business Experience of Directors and Officers
The following is a brief description of the business experience and background of our officers and directors.

Allen Blauwet, Chairman and Director, Age 56, 1348 Cleveland Ave., Larchwood, Iowa 51241. Since 1971, Mr. Blauwet has owned and operated a family farm raising cattle, hogs, corn and beans. Mr. Blauwet has served as a member of the board of directors for Lester Feed and Grain in Lester, Iowa since 1995. He has also served as director for Peoples Bank in Rock Valley, Iowa, since 1986 and as a director for Lyon REC and L & O Power in Rock Rapids, Iowa, since 2000. Mr. Blauwet has served as a director since our inception.
Clarence Boer, Director, Age 64, 2525 210th St. Alvord, Iowa 51230. Since 1995, Mr. Boer has been a self-employed farmer in Alvord, Iowa. In addition, Mr. Boer is a livestock dealer and order buyer. Mr. Boer is also a member of the board of directors for Lyon Rural Electric Cooperative. Mr. Boer is Lance Boer’s father. Mr. Boer has served as a director since our inception.
Lance Boer, Secretary and Director, Age 39, 1213 Willard St., Larchwood, Iowa 51241. Since 1995, Mr. Boer has been a manager and salesperson for Lester Feed and Grain in Lester, Iowa. Mr. Boer is the son of Clarence Boer. Mr. Boer has served as a director since our inception.
Kenneth Campbell, Director, Age 60, 1855 190th St. Inwood, Iowa 51240. Since 1973, Mr. Campbell has been a self-employed farmer near Inwood, Iowa. In addition, since 2002, Mr. Campbell has been employed by the University of South Dakota at Sioux Falls as an adjunct instructor teaching college algebra. Mr. Campbell has also served as a member of the board of directors for Lyon Rural Electric Cooperative since 2002. Mr. Campbell has served as a director since our inception.
Terry Knoblock, Director, Age 51, 1735 Dogwood Ave., Larchwood, Iowa 51241. Since 1972 Mr. Knoblock has owned and operated a family farm near Larchwood, Iowa. Mr. Knoblock is also a member of the board of directors for Heritage Farms and for Lester Feed and Grain. Roger Knoblock is Mr. Knoblock’s first cousin. Mr. Knoblock has served as a director since our inception.
Roger Knoblock, Vice-Chairman, Treasurer and Director, Age 62, 2596 180th St., Rock Rapids, Iowa 51246. Since 1965, Mr. Knoblock has owned and operated a family farm. The farming operation today consists of 2,500 acres of farmland, a farrow-to-finish operation with 17,000-18,000 hogs and he raises 1,000 head of cattle. Mr. Knoblock is a member of the Lester Feed and Grain board of directors and is a director for Frontier Bank in Rock Rapids, Iowa and the Iowa Corn Growers Association. Terry Knoblock is Mr. Knoblock’s first cousin. Mr. Knoblock has served as a director since our inception.
Robert Moser, Jr., Director, Age 50, 1181 Coolidge Ave., Larchwood, Iowa 51241. Since 1973, Mr. Moser has owned and operated a 1,000-acre grain and cattle feeding operation. Mr. Moser is also a member of the board of directors for Lester Feed and Grain. Mr. Moser has served as a director since our inception.
Greg Popkes, Director, Age 42, 504 Grant Drive, Rock Rapids, Iowa 51246. Since 1987, Mr. Popkes has been the president of Popkes Car Care, Inc. located in Rock Rapids, Iowa. Mr. Popkes has served as a director since our inception.
Gary Vander Plaats, Director, Age 46, 2520 460th St., Ireton, Iowa 51027. Since 1999, Mr. Vander Plaats has been an associate professor of business at Dort College, located in Sioux Center, Iowa. For the three years prior to that Mr. Vander Plaats worked as an assistant professor of accounting at Geneva College located in Beaver Falls, PA. Mr. Vander Plaats has served as a director since December 2005.
Michael J. Snyders, Director, Age 55, 5000 Pennbrook, Sioux Falls, South Dakota 63108. Since 1992 Mr. Snyders has served as the president of Security Bank in Sioux Falls, South Dakota. In addition, Mr. Snyders was the owner, director, chairman of the board, and chief executive officer of Security Bank. Mr. Snyders was also a director on the board of directors for each of Security Bank’s subsidiaries including Security Mortgage Corporation, Security Insurance Agency and Security Insurance Corporation. Mr. Snyders sold Security Bank and its subsidiaries on February 3, 2006 and is currently performing consulting work. Mr. Snyders has served as a director since December 2005.

Larry Den Herder, Age 54, 1520 N. Main, Sioux Center, Iowa 51250. Since 1972 Mr. Den Herder has been the Chief Executive Officer of the Harbor Group and the Interstates Companies. Before holding these positions, he received his Bachelors of Science in Electronics Engineering from the University of South Dakota–Springfield. Mr. Den Herder has served as a director since December 2005.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our units as of the date of this prospectus by our directors and officers and each person or entity known by us to be the beneficial owner of our outstanding units.
DIRECTORS AND OFFICERS

				Percentage of Total After the Offering (1)
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering

Membership	Allen Blauwet (2)	160	5.9%	0.54%	0.66%
Unit	1348 Cleveland Ave. Larchwood, Iowa 51241

Membership	Clarence Boer	130	4.8%	0.44%	0.54%
Unit	2525 210th St. Alvord, Iowa 51230

Membership	Lance Boer	40	1.5%	0.14%	0.17%
Unit	1213 Willard St. Larchwood, Iowa 51241

Membership	Kenneth Campbell	250	9.2%	0.85%	1.04%
Unit	1855 190th St. Inwood, Iowa 51240

Membership	Larry Den Herder	50	1.8%	0.17%	0.21%
Unit	1520 N. Main Sioux Center, Iowa 51250

Membership	Roger Knoblock	180	6.6%	0.61%	0.75%
Unit	2596 180th St. Rock Rapids, Iowa 51246

Membership	Terry Knoblock	70	2.6%	0.24%	0.29%
Unit	1735 Dogwood Ave. Larchwood, Iowa 51241

Membership	Bob Moser Jr.	166	6.1%	0.56%	0.69%
Unit	1181 Coolidge Ave. Larchwood, Iowa 51241

Membership	Greg Popkes	114	4.2%	0.39%	0.48%
Unit	504 Grant Dr. Rock Rapids, Iowa 51246

Membership	Mike Snyders (3)	100	3.7%	0.34%	0.42%
Unit	5000 Pennbrook Sioux Falls, South Dakota 57108

Membership	Gary Vander Plaats	100	3.7%	0.34%	0.42%
Unit	2520 460th St. Ireton, Iowa 50127

	Total:	1,360	50.2%	4.62%	5.67%

BENEFICIAL OWNERS

				Percentage of Total After the Offering
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering

Membership	Tony Bosch (4)	200	7.4%	0.67%	0.84%
Units	47855 259th Street Brandon, SD 57005

Membership	Allen Blauwet(2)	160	5.9%	0.54%	0.66%
Units	1348 Cleveland Ave. Larchwood, Iowa 51241

Membership	Roger Knoblock	180	6.6%	0.61%	0.75%
Units	2596 180th St. Rock Rapids, Iowa 51246

Membership	Bob Moser Jr.	166	6.1%	0.56%	0.69%
Units	1181 Coolidge Ave. Larchwood, Iowa 51241

Membership	Kenneth Campbell	250	9.2%	0.85%	1.04%
Units	1855 190th Street Inwood, Iowa 51240

Membership	Conrad Van Roekel	150	5.5%	0.51%	0.63%
Units	1110 2nd Street NE Sioux Center, Iowa 51250

(1)	Assumes no additional purchases in this offering.

(2)	Units held by the Allen Lee Blauwet Revocable Trust. Mr. Blauwet is the owner of the trust.

(3)	Units held by Security Acceptance Services, LLC. Mr. Snyders is the registered agent of that business.

(4)	Units held by BT Investments, LLC. Mr. Bosch is the President of that business.

(5)	Includes 50 units held by Jesco Wholesale Electronics Supplies, Inc. and 100 units held by ECHO Group Inc. Mr. Van Roekel is the Secretary of both businesses.
EXECUTIVE COMPENSATION
Allen Blauwet is currently serving as our chairman and president. Roger Knoblock is currently serving as our vice chairman and treasurer and Lance Boer is our secretary. We do not currently compensate our executive officers.
We do not have any other compensation arrangements with our directors and officers.
Employment Agreements
We have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.
Consulting Agreements
We have entered into a consulting agreement with Ag Visions Enterprises, LLC, owned by Jim and Becky Venner to assist us with site selection, negotiation of local and state incentive packages, preparation of a business plan, preparation of a financial plan, negotiation of various contracts, planning equity marketing efforts, securing debt financing, and educating local lenders and preparation of a bankers’ book. We will pay Ag Visions Enterprises, LLC $100 per hour not to exceed $6,000 per month. Secretarial work is billed at a rate of $25 per hour. In addition, we agreed to reimburse Ag Visions Enterprises, LLC for reasonable expenses and travel time at a rate of $45 per hour and we agreed to obtain reasonable insurance coverage for the benefit of Ag Visions Enterprises, LLC for injuries sustained while performing services under the consulting agreement.
Reimbursement of Expenses
We reimburse our officers and directors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our amended and restated operating agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
Under Iowa law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Iowa law permits, and our amended and restated operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is a party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorneys’ fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since our inception, we have engaged in transactions with related parties. Our initial directors constitute our founding members. As such, we currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions.
Transactions with Renewable Energy Group
We have signed letters of intent with REG for the first two steps of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a definitive agreement for plant construction. In approximately September or October 2006, as funding is available, we anticipate entering into a pre-construction agreement with REG. Under the letters of intent, we have paid REG $350,000, which will be credited against the cost of any pre-construction agreement we may enter into with REG. We anticipate paying REG $3,250,000 under that agreement for down payments on equipment and engineering not included in the previous letters of intent. The letters of intent are not binding contracts and either party can terminate the letters of intent at any time. REG’s obligation to build the proposed biodiesel plant is not reflected in a binding definitive agreement and we may never execute a binding definitive agreement. If REG were to terminate its relationship with us, we might not be able to obtain debt financing and build the plant, which would force us to abandon our business. If we enter into a definitive agreement, REG’s services will include, but not be limited to, the following:
•	Providing a preliminary design and construction schedule and price for the design and construction of the biodiesel plant;

•	Designing and building the biodiesel plant; and

•	Assisting us in locating appropriate operational management for the plant.

If we do not execute a definitive, binding design-build agreement with REG, or if REG terminates its relationship with us after initiating construction, we may not be able to obtain a replacement general contractor. Any such event may force us to abandon our business.
From our inception, REG has assisted us with development of our project. As a result, REG is a related party due to its qualification as a promoter under Item 404 of Regulation S-B of the Securities Act of 1933. However, we believe that the terms of our arrangements with REG and all future transactions are and will be as favorable to us as those generally available from unaffiliated third parties. Further, our directors’ investment interest in our plant is directly adverse to REG’s interest in its contracts. We believe these adverse interests constitute sufficient protection to justify our lack of independent directors. We have no common officers, directors or beneficial owners with REG.
Transactions with West Central Cooperative
We anticipate entering into a management operational services agreement with West Central Cooperative to manage the day-to-day operations of the plant, to market our biodiesel and co-products and to procure our inputs. There is no definitive agreement in place with West Central Cooperative and there can be no assurances that we will be able to enter into a definitive agreement with West Central Cooperative on terms favorable to us or at all. We anticipate West Central Cooperative will be responsible for providing a General Manager and Operations Manager to oversee the business plan and operation of the plant. Additionally, we expect West Central Cooperative will be responsible for procuring our feedstock and our chemical inputs and will market the biodiesel, glycerin and fatty acids we produce. To date we have made no payments to West Central Cooperative. Once we have reached a definitive agreement with West Central Cooperative, we anticipate paying it a fee for its services based upon the amount of biodiesel produced at the plant. We have no common officers, directors or beneficial owners with West Central Cooperative.
Escrow Agreement with Frontier Bank
Frontier Bank will act as our escrow agent under the terms of the escrow agreement dated May 15, 2006. Roger Knoblock our vice-president, treasurer, director and initial member also sits on the board of directors for Frontier Bank. The terms of the escrow agreement may or may not be as favorable to us as those generally available from unaffiliated third parties.
However, a majority of our disinterested directors approved the escrow agreement with Frontier Bank. We believe that all future transactions with Frontier Bank will be no less favorable to us as those generally available from unaffiliated third parties and will also be approved by the majority of disinterested directors.
Real Estate Option Agreement with the Knoblock Family
We have entered into an option agreement on a proposed site for the biodiesel plant with Thadd D. Knoblock, Wendy S. Knoblock, Trent L. Knoblock, Heather M. Knoblock, Troy J. Knoblock, Donna M. Knoblock, Travis R. Knoblock and Kathy S. Knoblock (together “the Knoblocks”) for the purchase of approximately 32 acres of property located 1 mile east of County Road K30 and 1 mile south of County Road A26. Thadd D. Knoblock, Trent L. Knoblock, Troy J. Knoblock and Travis R. Knoblock are Roger Knoblock’s sons. Roger Knoblock is a director of Victory Renewable Fuels, LLC as well as the treasurer and vice-chairman of the Board. We paid Roger Knoblock’s family members a total of $1,000 for the option. If we exercise the option we will pay the Knoblocks $5,000 per acre for their land. The option expires on December 31, 2006. The terms of the option agreement may or may not be as favorable to us as those generally available from unaffiliated third parties. However, a majority of our disinterested directors approved the option agreement with the Knoblock family.
PLAN OF DISTRIBUTION
Before purchasing any units, an investor must execute a subscription agreement and a promissory note and security agreement and sign our amended and restated operating agreement. The subscription agreement contains, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our amended and restated operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.
The Offering
We are offering, on a best efforts basis, a minimum of 21,250 units and a maximum of 26,813 units at a purchase price of $1,000 per unit. You must purchase a minimum of 20 units to participate in the offering. You may purchase any number of additional units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 5 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
Our minimum offering amount is $21,250,000 and our maximum offering amount is $26,813,000. The offering will end no later than [one year date]. If we sell the maximum number of units prior to [one year date], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we sell the minimum number of units prior to [one year date] we may decide to continue selling units until the earlier of the date we sell the maximum number of units or [one year date]. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 29,523 units issued and outstanding if we sell the maximum number of units offered in this offering and 23,960 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 2,710 units issued to our founding members and in our previous seed capital private placement.
Investments will be held in escrow until the earliest of (1) satisfaction of all the escrow agreement requirements necessary to release funds; (2) [one year date]; or (3) termination of the offering. However, if prior to the termination of the offering, we have sold membership units equal to the minimum offering amount and we have advised the purchasers of those membership units to remit to the escrow agent the balance of the purchase price, then the escrow may continue beyond the termination of the offering until all funds have been paid and the conditions for releasing the funds have been satisfied. In no event, however, shall such a date be later than three months following the termination of the offering. If we are unable to satisfy the requirements to break escrow and the offering is terminated, you will receive a refund of your funds by the close of the next business day or as soon as possible after the termination of the offering.
Our directors and officers and affiliates will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our amended and restated operating agreement, and will, therefore, be purchased for investment, rather than resale.
You should not assume that we will sell the $21,250,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Victory Renewable Fuels, LLC is managed. These investors may influence the business in a manner more beneficial to them than to other investors.
We plan to register the offering only with the Iowa, Minnesota and South Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Iowa, Minnesota and South Dakota. This limitation may result in the offering being unsuccessful.
We are expecting to incur offering expenses in the amount of approximately $450,000 to complete this offering.

Suitability of Investors
Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $65,000 and you have a net worth of at least $65,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $150,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
Each subscriber must make written representations that he/she/it:
•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
Subscription Period
The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $26,813,000; or (2) [one year date]. However, we may close the offering any time prior to [one year date] upon the sale of the minimum aggregate offering amount of $21,250,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Victory Renewable Fuels, LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. We have the discretion to reject any subscriptions, in whole or in part, for any reason.
This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds promptly after the termination of the offering.

Subscription Procedures
Before purchasing any units, you must complete the subscription agreement included as Exhibit C to this prospectus, draft a check payable to “Frontier Bank, Escrow Agent for Victory Renewable Fuels, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our amended and restated operating agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the amended and restated operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.
The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year from the date on which payment was due. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $21,250,000, you will be required to pay the full purchase price immediately upon subscription.
We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received subscriptions totaling at least $21,250,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our amended and restated operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures
Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Frontier Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $21,250,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $21,937,000 to $27,500,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) the escrow agent provides an affidavit, as provided in the escrow agreement, to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.
In addition to holding funds in one or more bank accounts we will invest the escrow funds in federal government obligations or obligations issued and/or guaranteed as to principal and interest by agencies or instrumentalities of the US government or common funds or mutual funds which invest primarily in such obligations. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year date] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year date]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year date], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $21,250,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
Before we release funds from escrow, we must secure a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender. Therefore, even if we sell the aggregate minimum number of units prior to [one year date] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	If we determine in our sole discretion to terminate the offering prior to [one year date]; or

•	If we do not raise the $21,250,000 minimum aggregate offering amount by [one year date].
Delivery of Unit Certificates
If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS – Restrictive Legend on Membership Certificates.”

Summary of Promotional and Sales Material
In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Currently there are 30 unit holders in the Company. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
Ownership rights in us are evidenced by units. There is one class of membership units in Victory Renewable Fuels, LLC. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the amended and restated operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS DOCUMENT IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, NOR WILL ANY ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY AND AGREED TO BY EACH MEMBER.
THE UNITS REPRESENTED BY THIS DOCUMENT MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

Voting Limitations
Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.
Loss of Membership Rights
Although we are managed by our directors, our amended and restated operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:
•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
Our amended and restated operating agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our amended and restated operating agreement, information that will be available exclusively to members includes, among other things, state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
If you transfer your units, and the transfer is permitted by the amended and restated operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a substituted member of Victory Renewable Fuels, LLC only if the transferee:
•	agrees to be bound by our amended and restated operating agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Victory Renewable Fuels, LLC; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our amended and restated operating agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
Distributions are payable at the discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our amended and restated operating agreement and the requirements of our creditors.

Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to unit holders in proportion to the number of units owned as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources); however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our unit holders in proportion to the units held and in accordance with our amended and restated operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed biodiesel plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to unit holders will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for biodiesel generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our amended and restated operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions.
Allocation of Profits and Losses
Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules
The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our amended and restated operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
The units will be subject to certain restrictions on transfers pursuant to our amended and restated operating agreement. In addition, transfers of the units may be restricted by federal and state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
We have restricted the ability to transfer units to ensure that Victory Renewable Fuels, LLC is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our amended and restated operating agreement, no transfer may occur without the approval of our board of directors. Our board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, including the following:
•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
Any transfer in violation of the publicly traded partnership requirements or our amended and restated operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate that such a market will develop.
The units are unsecured equity interests in Victory Renewable Fuels, LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT
Statements contained in this section of the prospectus regarding the contents of our amended and restated operating agreement are not necessarily complete, and reference is made to the copy of our amended and restated operating agreement filed as Exhibit B to this prospectus.
Binding Nature of the Agreement
We will be governed primarily according to the provisions of our amended and restated operating agreement and the Iowa Limited Liability Company Act. Among other items, our amended and restated operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in Victory Renewable Fuels, LLC, you will be bound by the terms of this agreement. Its provisions may not be amended without a written vote of the members or by a vote of the members at a regular or special meeting. A proposed amendment will be adopted only if approved by a majority of the units constituting a quorum.

Management
The total number of directors of Victory Renewable Fuels, LLC shall be a minimum of 7 and a maximum of 13. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” Prior to any action by the Members to change or fix the number of directors, the number of directors may be changed from time to time within that variable range by the directors. However, once the members have taken action to change or fix the number of directors, the directors shall no longer have any authority to change the number of directors from the number last approved by the Members, unless and until such authority is granted to the directors by the members.
Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to Victory Renewable Fuels, LLC with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.
No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after financial closing of the project.
Our amended and restated operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.
Our directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.
According to our amended and restated operating agreement, the directors may not take the following actions without the unanimous consent of the members:
•	Cause or permit Victory Renewable Fuels, LLC to engage in any activity that is inconsistent with our purposes;

•	Knowingly act in contravention of the operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the operating agreement;

•	Possess our property or assign rights in specific company property other than for Victory Renewable Fuels, LLC’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.
In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause Victory Renewable Fuels, LLC to:
•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Issue units at a purchase price that is less than 30% of the purchase price offered to investors in the company’s initial registered offering of units.

•	Issue an aggregated number of units that is greater than 125% of the maximum number of units to be offered to investors in the company’s initial registered offering of units; or

•	Cause the company to acquire any equity or debt securities of any director or any of its affiliates or otherwise make loans to any director or any of its affiliates.
Replacement of Directors
Our amended and restated operating agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our amended and restated operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, or less than 60 days prior to the annual meeting of our members.
Members’ Meetings and Other Members’ Rights
There will be an annual meeting of members at which our board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.
Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meetings at least 20 days and no more than 60 days in advance of such meetings.
In order to take action at a meeting, members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our amended and restated operating agreement or by the Iowa Limited Liability Company Act.
For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
A unit holder’s ability to transfer units is restricted under our amended and restated operating agreement. Unit holders may not transfer their units prior to the commencement of substantial operations unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.
At any time after the date on which substantial operations of the facilities commence investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our amended and restated operating agreement and:
•	Has been approved by our directors in accordance with the terms of the operating agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.
To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our amended and restated operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect the liability of a member, without that member’s consent.
Dissolution
Our amended and restated operating agreement provides that a voluntary dissolution of Victory Renewable Fuels, LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Victory Renewable Fuels, LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Victory Renewable Fuels, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Victory Renewable Fuels, LLC. Although we will furnish unit holders with such information regarding Victory Renewable Fuels, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Victory Renewable Fuels, LLC and a unit holder’s investment in Victory Renewable Fuels, LLC. Additionally, the interpretation of existing law and regulations described herein may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
The tax opinion contained in this section and the opinion attached as Exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
In the opinion attached as Exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury Regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our amended and restated operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
We expect to pay no federal income tax. Instead, as members, investors will be required to report on investors’

income tax return investors’ allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.
Because we expect to be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.
However, pursuant to Section 444 of the Internal Revenue Code, we may make a special election to adopt a non-calendar year fiscal year if the proposed non-calendar year fiscal year does not defer income by more than three months. In addition, in order to make a Section 444 election we must deposit deferred taxes pursuant to Section 7519 of the Internal Revenue Code. However, a Section 444 special election may not be claimed if more than 5% of our outstanding units are held by “pass-through” entities. Therefore, although we intend to make a Section 444 special election and adopt a non-calendar year fiscal year, we may be required to adopt the calendar year as our taxable year.
Tax Consequences to Our Unit Holders
We have adopted a fiscal year ending November 30 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending November 30, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our November 30, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. In this offering, an investor’s initial basis in each unit purchased will be $1,000.
An investor’s’ initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of company debt.

The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
Except in the case of a taxable sale of a unit or Victory Renewable Fuels, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Agri-biodiesel Producer Tax Credit
The Energy Policy Act of 2005 creates a new credit for small agri-biodiesel, which is similar to the small ethanol producers’ credit. Producers with an annual capacity not exceeding 60 million gallons are eligible to receive a credit of 10 cents per gallon for up to 15 million gallons of agri-biodiesel produced. The agri-biodiesel must (1) be sold by such producer to another person: (A) for use by such other person in the production of a qualified biodiesel mixture in such person’s trade or business (other than casual off-farm production); (B) for use by such other person as a fuel in a trade or business; or (C) who sells such agri-biodiesel at retail to another person and places such agri-biodiesel in the fuel tank of such other person; or (2) be used or sold by the producer for any of the foregoing purposes. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. We anticipate that our plant will produce 30 million gallons of biodiesel annually and, therefore, we expect to be eligible for the credit.
Under current law, the small agri-biodiesel producer tax credit is a “passive” credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Passive Activity Income.” Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years.
The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the Alternative Minimum Tax.
The small agri-biodiesel producer tax credit is set to expire on December 31, 2008. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2008.
Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.
•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Victory Renewable Fuels, LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us.

Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
Our operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the biodiesel plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our operating agreement provides for board designation of the Tax Matters Member. Currently, Gary Vander Plaats is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
Victory Renewable Fuels, LLC is not a party to any pending legal proceedings.

EXPERTS
The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at November 30, 2005, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 100 F. Street NE, Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Victory Renewable Fuels, LLC
Larchwood, Iowa
We have audited the accompanying balance sheet of Victory Renewable Fuels, LLC (a development stage company), as of November 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (April 19, 2005) to November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Victory Renewable Fuels, LLC (a development stage company) as of November 30, 2005, and the results of its operations and its cash flows for the period from inception (April 19, 2005) to November 30, 2005, in conformity with U.S. generally accepted accounting principles .
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
March 20, 2006

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Balance Sheet

November 30,
ASSETS	2005

Current Assets
Cash and equivalents	$5,339
Grant receivable	5,000
Prepaid expenses	14,995

Total current assets	25,334

Other Assets
Deferred offering costs	6,828

Total Assets	$32,162

November 30,
LIABILITIES AND MEMBERS’ EQUITY	2005

Current Liabilities
Accounts payable	$4,236

Members’ Equity
Member contributions, 455 units outstanding at November 30, 2005	122,500
Deficit accumulated during development stage	(94,574)

Total members’ equity	27,926

Total Liabilities and Members’ Equity	$32,162

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Statement of Operations

From Inception
(April 19, 2005)
to November 30, 2005

Revenues	$—

Operating Expenses
Professional fees	65,051
General and administrative	34,523

Total	99,574

Operating Loss	(99,574)

Other Income
Grant income	5,000

Net Loss	$(94,574)

Weighted Average Units Outstanding	405

Net Loss Per Unit	$(233.52)

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

		Deficit Accumulated
	Member	During Development
	Contributions	Stage

Balance — Inception, April 19, 2005	$—	$—

Capital contributions - 420 units, $250 per unit, April 2005	105,000

Capital contributions - 35 units, $500 per unit, November 2005	17,500

Net loss		(94,574)

Balance — November 30, 2005	$122,500	$(94,574)

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Statement of Cash Flows

From Inception
(April 19, 2005)
to November 30, 2005

Cash Flows from Operating Activities
Net loss	$(94,574)
Adjustments to reconcile net loss to net cash from operations:
Change in assets and liabilities
Grant receivable	(5,000)
Prepaid expenses	(14,995)
Accounts payable	4,236

Net cash used in operating activities	(110,333)

Cash Flows from Financing Activities
Payments for deferred offering costs	(6,828)
Member contributions	122,500

Net cash provided by financing activities	115,672

Net Increase in Cash and Equivalents	5,339

Cash and Equivalents – Beginning of Period	—

Cash and Equivalents – End of Period	$5,339

Notes to Financial Statements are an integral part of this Statement.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Victory Renewable Fuels, LLC, (an Iowa Limited Liability Company) was organized with the objective of developing, constructing, and operating a 30 million gallon biodiesel manufacturing facility in Lyon County, Iowa. Construction is anticipated to begin in 2006 with expected completion in 2007. As of November 30, 2005, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.
Fiscal Reporting Period
The company has adopted a fiscal year ending November 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles of the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Equivalents
The Company maintains its accounts primarily at one financial institution. At times throughout the year, the company’s cash balances may exceed amounts insured by the Federal Deposit Insurance Corporation (FDIC). The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur they will be expensed.
Grants
The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred is netted against the related expense.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value of Financial Instruments
The carrying value of cash and equivalents approximates fair value.
Recently Issued Accounting Pronouncements

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on April 19, 2005 to have a perpetual life. The Company was initially capitalized by eight members of the original board of directors, contributing an aggregate of $105,000 for 420 membership units. Income, losses, and distributions are allocated to all members in proportion to units held.
3. MEMBERS’ EQUITY
As specified in the Company’s operating agreement, the Company is authorized to issue an unlimited number of membership units. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws.
Private Placement Memorandum
The Company issued a Private Placement Memorandum (PPM) dated November 28, 2005 for the sale of 7,000 units. The units were offered at a price of $500 per unit. The maximum amount to be collected from the offering was $3,500,000, with no minimum requirement. All funds collected were considered at-risk capital. Potential investors were required to make a minimum purchase of 40 units at a cost of $20,000, with the option to purchase additional units in two unit increments. The proceeds from this offering are being used to pay for organizational and project development costs. The Company anticipated closing the offering on December 28, 2005 but subsequent to November 30, 2005, the Board of Directors voted to extend the offering through February 13, 2006 at which point all seed stock subscriptions closed. In January 2006, the board of directors passed a resolution accepting two members’ seed stock agreements at less than the minimum of $20,000. This PPM offering raised a total of $1,145,000 in exchange for 2,290 units, which includes $17,500 in capital contributions made in November 2005 and $1,127,500 made in January 2006.
Registration Statement
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Company plans to register the offering in Iowa, Minnesota, and South Dakota only. The offering is expected to be for a minimum of 21,250 units and up to 26,813 membership units for sale at $1,000 per unit, for a minimum offering amount of $21,250,000 and a maximum offering amount of $26,813,000.
4. INCOME TAXES
The differences between financial statement basis and tax basis of assets are as follows:

November 30,
2005
Financial statement basis of assets	$32,162

Plus: organization and start-up costs	94,574

Income tax basis of assets	$126,736

There were no differences between the financial statement basis and tax basis of the Company’s liabilities.
5. GRANTS
In 2005, the Company was awarded a $5,000 grant from the Iowa Agriculture Innovation Center to be used for a feasibility study. The grant funds were received in January 2006.
Subsequent to November 30, 2005, the Company was awarded a $5,000 value-added matching grant from the Iowa Soybean Association (ISA) to be used for a feasibility study. Under the terms of the grant, the feasibility study must be completed by September 30, 2006 by an ISA approved consultant. Upon completion, the ISA will reimburse the Company 50% of the eligible expenses up to a maximum of $5,000.

6. COMMITMENTS AND CONTINGENCIES
Consulting Contracts
In May 2005, the Company entered into an agreement with an unrelated party for project development services. The Company agrees to pay the consultant $100 per hour, not to exceed $6,000 per month. The Company will also reimburse travel expenses at $45 per hour as well as all reasonable and necessary expenses incurred by the consultant. Secretarial work will also be provided at $25 per hour. The agreement may be terminated at any time by either party upon thirty days’ prior written notice.
Plant Construction
The total cost of the project, including the construction of the biodiesel plant and start-up expenses, is expected to approximate $50 million, with approximately $39 million for the proposed plant construction. The Company has received a non-binding preliminary budget with a general contractor, an unrelated party, to design and build the biodiesel plant with an estimated contract price of approximately $39 million. The Company anticipates funding the development of the biodiesel plant by raising total equity of up to approximately $28 million and securing financing at a minimum of approximately $22 million. The amount of debt financing needed depends on the amount of equity raised in the Offering. As of November 30, 2005, the Company has no commitments with any lenders for the debt financing with no assurances that the Company will be able to obtain the necessary debt and equity financing sufficient to capitalize the project.
In May 2005, the Company entered into an agreement with the anticipated general contractor, an unrelated party, for the Phase I construction services. .The contractor will assist in developing and finalizing the business plan and provide project development services. The Company agreed to pay the contractor a sum of $50,000 upon signature of the agreement. This initial fee will be credited against the cost of building the facility if the Company uses the general contractor. If the Company does not go ahead with construction with this contractor, the contractor will retain the $50,000 as payment for services with developing the business plan.
7. SUBSEQUENT EVENTS
Consulting contract
In November 2005, the Company entered into another agreement with the anticipated general contractor, an unrelated party, for Phase II construction services. As consideration for these services, the Company will pay $300,000 in three $100,000 installments beginning at the signing of the agreement and in 30 day increments thereafter. Additional travel and subcontractor expenses incurred in order to complete the agreement will be billed separately at cost plus a 10% markup. If the Company proceeds with this contractor for the facility construction, the $300,000 payment will be credited against the cost of such facilities.
Land option
In March 2006, the Company paid $1,000 to enter into a contract with a group related to two directors to have the option to purchase approximately 32 acres of land in Lyon County, Iowa for $5,000 per acre plus transaction costs. The initial option extends until December 31, 2006, but may be extended in writing by agreement of both parties. The option agreement requires the Company to pay for any crop damage if possession is taken prior to crop removal or if damage is done during surveying, testing and inspection.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Balance Sheets

	February 28,	November 30,
ASSETS	2006	2005
	(Unaudited)	(Audited)
Current Assets
Cash and equivalents	$1,020,644	$5,339
Grant receivable	5,000	5,000
Prepaid expenses	10,000	14,995

Total current assets	1,035,644	25,334

Other Assets
Deferred offering costs	13,877	6,828

Total Assets	$1,049,521	$32,162

	February 28,	November 30,
LIABILITIES AND MEMBERS’ EQUITY	2006	2005
	(Unaudited)	(Audited)
Current Liabilities
Accounts payable	$115,954	$4,236
Members’ Equity
Member contributions, net of cost of raising capital, 2,710 units and 455 units outstanding at February 28, 2006 and November 30, 2005, respectively	1,241,255	122,500
Deficit accumulated during development stage	(307,688)	(94,574)

Total members’ equity	933,567	27,926

Total Liabilities and Members’ Equity	$1,049,521	$32,162

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Statements of Operations

	Three Months Ended		From Inception
	February 28,	Year Ended	(April 19, 2005) to
	2006	November 30, 2005	February 28, 2006
	(Unaudited)	(Audited)	(Unaudited)
Revenues	$—	$—	$—

Operating Expenses
Professional fees	222,815	65,051	287,866
General and administrative	50	34,523	34,573

Total	222,865	99,574	322,439

Operating Loss	(222,865)	(99,574)	(322,439)

Other Income
Grant income	5,000	5,000	10,000
Dividend income	4,751	—	4,751

Total	9,751	5,000	14,751

Net Loss	$(213,114)	$(94,574)	$(307,688)

Weighted Average Units Outstanding	1,635	405	756

Net Loss Per Unit	$(130.34)	$(233.52)	$(406.99)

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

		Deficit Accumulated
	Member	During Development
	Contributions	Stage

Balance - Inception, April 19, 2005	$—	$—

Capital contributions - 420 units, $250 per unit, April 2005	105,000

Capital contributions - 35 units, $500 per unit, November 2005	17,500

Net loss		(94,574)

Balance - November 30, 2005 - Audited	122,500	(94,574)

Capital contributions - 2,255 units, $500 per unit, January 2006	1,127,500

Cost of raising capital	(8,745)

Net loss		(213,114)

Balance - February 28, 2006 - Unaudited	$1,241,255	$(307,688)

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Statements of Cash Flows

	Three Months Ended		From Inception
	February 28,	Year Ended	(April 19, 2005)
	2006	November 30, 2005	to February 28, 2006
	(Unaudited)	(Audited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(213,114)	$(94,574)	$(307,688)
Adjustments to reconcile net loss to net cash from operations:
Change in assets and liabilities
Grant receivable	—	(5,000)	(5,000)
Prepaid expenses	4,995	(14,995)	(10,000)
Accounts payable	109,609	4,236	113,845

Net cash used in operating activities	(98,510)	(110,333)	(208,843)

Cash Flows from Financing Activities
Payments for deferred offering costs	(13,685)	(6,828)	(20,513)
Member contributions	1,127,500	122,500	1,250,000

Net cash provided by financing activities	1,113,815	115,672	1,229,487

Net Increase in Cash and Equivalents	1,015,305	5,339	1,020,644

Cash and Equivalents – Beginning of Period	5,339	—	—

Cash and Equivalents – End of Period	$1,020,644	$5,339	$1,020,644

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES

Deferred offering costs in accounts payable	$2,109	$—	$2,109

Deferred offering costs offset against member contributions	$8,745	$—	$8,745

Notes to Financial Statements are an integral part of this Statement.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
February 28, 2006
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The condensed quarterly financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) that we considered necessary to present a fair statement of the results of operations, financial position, and cash flows. The results reported in these condensed financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.
Nature of Business
Victory Renewable Fuels, LLC, (an Iowa Limited Liability Company) was organized with the objective of developing, constructing, and operating a 30 million gallon biodiesel manufacturing facility in Lyon County, Iowa. Construction is anticipated to begin in 2006 with expected completion in 2007. As of February 28, 2006, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.
Fiscal Reporting Period
The Company has adopted a fiscal year ending November 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles of the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Equivalents
The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash balances, which include cash invested in money market funds, may exceed amounts insured by the Federal Deposit Insurance Corporation (FDIC). The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. At February 28, 2006, cash invested in money market funds totaled approximately $1,005,000, which is uninsured.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received or if the financing does not occur they will be expensed.
As of February 28, 2006, the Company reclassified $8,745 of deferred offering costs against the equity proceeds raised under the private placement memorandum.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
February 28, 2006
Property and equipment
Property and equipment will be stated at the lower of cost or estimated fair value. Depreciation will be provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs will be expensed as incurred; major improvements and betterments will be capitalized.
The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its facilities. Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these preconstruction costs as incurred.
Grants
The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred is netted against the related expense.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value of Financial Instruments
The carrying value of cash and equivalents approximate fair value.
Recently Issued Accounting Pronouncements
Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. CONCENTRATIONS
The Company will be highly dependent upon the anticipated general contractor for construction of the ethanol plant. The Company currently has a non-binding memorandum of understanding as described in Note 7 with the anticipated general contractor.
3. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on April 19, 2005 to have a perpetual life. The Company was initially capitalized by eight members of the original Board of Directors, contributing an aggregate of $105,000 for 420 membership units. Income, losses, and distributions are allocated to all members in proportion to units held.

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
February 28, 2006
4. MEMBERS’ EQUITY
As specified in the Company’s operating agreement, the Company is authorized to issue an unlimited number of membership units. The Company has one class of membership units, which include certain transfer restrictions as specified in the operating agreement and pursuant to applicable tax and securities laws.
Private Placement Memorandum
The Company issued a Private Placement Memorandum (PPM) dated November 28, 2005 for the sale of 7,000 units. The units were offered at a price of $500 per unit. All funds collected were considered at-risk capital. Potential investors were required to make a minimum purchase of 40 units at a cost of $20,000, with the option to purchase additional units in two unit increments. In January 2006, the Board of Directors passed a resolution accepting two members’ seed stock agreements at less than the minimum of $20,000. The proceeds from this offering are being used to pay for organizational and project development costs. The Company anticipated closing the offering on December 28, 2005, but the Board of Directors voted to extend the offering through February 13, 2006 at which point all PPM stock subscriptions were closed. As of February 28, 2006 the Company had issued 2,290 units in consideration of total capital contributions of $1,145,000, which includes $17,500 in capital contributions made in November 2005 and $1,127,500 in capital contributions made in January 2006.
Registration Statement
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Company plans to register the offering in Iowa, Minnesota, and South Dakota only. The offering is expected to be for a minimum of 21,250 units and up to 26,813 membership units for sale at $1,000 per unit, for a minimum offering amount of $21,250,000 and a maximum offering amount of $26,813,000.
5. INCOME TAXES
The differences between financial statement basis and tax basis of assets are as follows as of the last tax year end:

November 30,
2005
Financial statement basis of assets	$32,162
Plus: organization and start-up costs	94,574

Income tax basis of assets	$126,736
There were no differences between the financial statement basis and tax basis of the Company’s liabilities.
6. GRANTS
In 2005, the Company was awarded and received a $5,000 grant from the Iowa Agriculture Innovation Center to be used for a feasibility study. The grant funds were received in January 2006.
In December 2005, the Company was awarded a $5,000 value-added matching grant from the Iowa Soybean Association (ISA) to be used for the feasibility study. Under the terms of the grant, the feasibility study was required to be completed

VICTORY RENEWABLE FUELS, LLC
(A Development Stage Company)
Notes to Financial Statements (Unaudited)
February 28, 2006
by September 30, 2006 by an ISA approved consultant. As of February 2006, requested funds of $5,000 had been included in grant receivable and grant income. Subsequent to February 2006, these grant monies were received.
7. COMMITMENTS AND CONTINGENCIES
Consulting Contracts
In May 2005, the Company entered into an agreement with an unrelated party for project development services. The Company agreed to pay the consultant $100 per hour, not to exceed $6,000 per month. The Company reimburses travel expenses at $45 per hour as well as all reasonable and necessary expenses incurred by the consultant. Secretarial work will also be provided at $25 per hour. The agreement may be terminated at any time by either party upon thirty days’ prior written notice.
Plant Construction
The total cost of the project, including the construction of the biodiesel plant and start-up expenses, is expected to approximate $50 million, with approximately $39 million for the proposed plant construction. The Company has received a non-binding preliminary budget from a general contractor, an unrelated party, to design and build the biodiesel plant with an estimated contract price of approximately $39 million. The Company anticipates funding the development of the biodiesel plant by raising total equity of up to approximately $28 million and securing financing at a minimum of approximately $22 million. The amount of debt financing needed depends on the amount of equity raised in the Offering. As of February 28, 2006, the Company has no commitments from any lenders for the debt financing with no assurances that the Company will be able to obtain the necessary debt and equity financing sufficient to capitalize the project.
In May 2005, the Company entered into an agreement with the general contractor for Phase I construction services. .The contractor will assist in developing and finalizing the business plan and provide project development services. The Company agreed to pay the contractor a sum of $50,000 upon signing. This initial fee will be credited against the cost of building the facility if the Company uses the general contractor. If the Company does not go ahead with construction with this contractor, the contractor will retain the $50,000 as payment for services with developing the business plan.
In January 2006, the Company entered into another agreement with the general contractor for Phase II construction services. As consideration for these services, the Company will pay $300,000 in three $100,000 installments beginning at the signing of the agreement and in 30 day increments thereafter. Additional travel and subcontractor expenses incurred in order to complete the agreement will be billed separately at cost plus a 10% markup. If the Company proceeds with this contractor for the facility construction, the $300,000 payment will be credited against the cost of such facilities. As of February 28, 2006, the Company had recorded $200,000 as expense as part of this agreement with $100,000 included in accounts payable.
8. SUBSEQUENT EVENTS
Land option
In March 2006, the Company paid $1,000 to enter into a contract with a group related to two directors to have the option to purchase approximately 32 acres of land in Lyon County, Iowa for $5,000 per acre plus transaction costs. The initial option extends until December 31, 2006, but may be extended in writing by agreement of both parties. The option agreement requires the Company to pay for any crop damage if possession is taken prior to crop removal or if damage is done during surveying, testing and inspection.

MINIMUM 21,250 UNITS
MAXIMUM 26,813 UNITS

PROSPECTUS
May _____, 2006
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
Through and including ___, 2006 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Directors and officers of Victory Renewable Fuels, LLC may be entitled to benefit from the indemnification provisions contained in the company’s amended and restated operating agreement and the Iowa Limited Liability Company Act. The general effect of these provisions is summarized below.
Our amended and restated operating agreement provides that to the maximum extent permitted under the Iowa Limited Liability Company Act and any other applicable law, no member or director of Victory Renewable Fuels, LLC shall be personally liable for any debt, obligation or liability of the company merely by reason of being a member or director or both. No director of the company shall be personally liable to the company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (i) the amount of a financial benefit received by a Director to which the Director is not entitled; (ii) an intentional infliction of harm on the limited liability company or its members; (iii) a violation of Section 490A.807 of the Act; or (iv) an intentional violation of criminal law. To the maximum extent permitted under the Iowa Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the company in contradiction of the Iowa Limited Liability Company Act. The company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
Generally, under Iowa law, a member or manager is not personally obligated for any debt or obligation of the company solely because they are a member or manager of the company. However, Iowa law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides. Our amended and restated operating agreement provides that no member or director of Victory Renewable Fuels, LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.
The principles of law and equity supplement the Iowa Limited Liability Company Act, unless displaced by particular provisions of the Act.
There is no pending litigation or proceeding involving a director, officer, employee or agent of the company as to which indemnification is being sought. The company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$2,869
Legal fees and expenses	75,000
Consulting Fees	100,000
Accounting fees	60,000
Blue Sky filing fees	3,300
Printing expenses	40,000
Advertising	150,000
Miscellaneous expenses	18,831

Total	$450,000

*	All of the above items except the registration fee and blue sky filing fees are estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
During the time period ending on April 29, 2005, we issued and sold 420 membership units to our founding members at a purchase price of $250 per unit without registering the units with the Securities Exchange Commission. In addition, during the time period ending on February 13, 2006, we issued and sold 2,290 membership units to seed capital investors at a purchase price of $500 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $1,250,000.
ITEM 27. EXHIBITS.

3.1	Articles of Organization of Victory Renewable Fuels, LLC,

3.2	Amended and Restated Operating Agreement

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Escrow Agreement with Frontier Bank, dated May 15, 2006

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters

10.1	Phase 1 Agreement between Victory Renewable Fuels, LLC and Renewable Energy Group, dated May 10, 2005

10.2	Phase 2 Agreement between Victory Renewable Fuels, LLC and Renewable Energy Group, dated January 20 2006

10.3	Option to Purchase Agreement between Knoblocks and Victory Renewable Fuels, LLC, dated April 21, 2006

10.4	Ag Visions Enterprises, LLC Consulting Agreement between Ag Visions Enterprises and Victory Renewable Fuels, LLC, dated May 9, 2005

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated May 18, 2006

ITEM 28. UNDERTAKINGS.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Larchwood, Iowa on May 18, 2006.

VICTORY RENEWABLE FUELS, LLC

Date: 5-18-06	/s/ Allen Blauwet Allen L. Blauwet
Chairman, President and Director
(Principal Executive Officer)

Date: 5-18-06	/s/ Roger L. Knoblock Roger L. Knoblock
Vice Chairman, Treasurer and Director
(Principal Financial and Accounting Officer)
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: 5-18-06	/s/ Allen L. Blauwet Allen L. Blauwet
Chairman, President and Director
(Principal Executive Officer)

Date: 5-18-06	/s/ Roger L. Knoblock Roger L. Knoblock
Vice Chairman, Treasurer and Director
(Principal Financial and Accounting Officer)

Date: 5-18-06	/s/ Lance T. Boer Lance T. Boer
Secretary and Director

Date: 5-18-06	/s/ Clarence Boer Clarence Boer
Director

Date: 5-18-06	/s/ Kenneth Campbell Kenneth Campbell
Director

Date: 5-18-06	/s/ Larry Den Herder Larry Den Herder
Director

Date: 5-18-06	/s/ Terry Knoblock Terry Knoblock
Director

Date: 5-18-06	/s/ Bob Moser, Jr. Bob Moser, Jr.
Director

Date: 5-18-06	/s/ Greg Popkes Greg Popkes
Director

Date: 5-18-06	/s/ Mike Synders Mike Synders
Director

Date: 5-18-06	/s/ Gary Vander Plaats Gary Vander Plaats
Director